EXECUTION VERSION

TABLE OF CONTENTS

1.DEFINITIONS AND Interpretation    2
2.Sale and Purchase    11
3.RESTRICTIONS ON THE SELLERS    11
4.Consideration    12
5.Pre‑Completion Obligations    12
6.Completion    13
7.Warranties    13
8.SELLERS’ Limitations on Liability and Conduct of Claims    14
9.Purchaser’s Group Warranties    14
10.Post-Completion Undertakings    14
11.NO RIGHT TO RESCIND OR TERMINATE    17
12.Business Information    17
13.Confidentiality    17
14.Announcements    18
15.GUARANTEE BY PURCHASER’S GUARANTOR    18
16.Assignment    19

Privileged and Confidential	Project Sapphire Share Purchase Agreement

17.Payments    19
18.Further Assurance    20
19.Entire Agreement    20
20.Severance and Validity    20
21.Variations    20
22.Remedies and Waivers    21
23.Effect of Completion    21
24.Third Party Rights    21
25.Costs and Expenses    21
26.Withholdings and Deductions, Gross-Up and VAT    21
27.Notices    22
28.Counterparts    24
29.Governing Law, Jurisdiction and Dispute Resolution    24
30.Specific Performance    25
31.Stamp duty    25

Privileged and Confidential	Project Sapphire Share Purchase Agreement

SCHEDULE 1 | RELEVANT SALE SHARES AND RELEVANT CONSIDERATION	26

SCHEDULE 2 | DETAILS OF THE GROUP COMPANIES	27

SCHEDULE 3 | COMPLETION ARRANGEMENTS	29

SCHEDULE 4 | SELLERS’ WARRANTIES	32

SCHEDULE 5 | GROUP COMPANIES’ WARRANTIES	34

SCHEDULE 6 | SELLERS’ LIMITATIONS ON LIABILITY	43

SCHEDULE 7 | CONDUCT OF CLAIMS	48

SCHEDULE 8 | PURCHASER’S GROUP WARRANTIES	49

SCHEDULE 9 | INSURANCES	50

SCHEDULE 10 | TRANSACTION TAX CLAIMS	51

SCHEDULE 11 | LITIGATION	56

Privileged and Confidential	Project Sapphire Share Purchase Agreement

This Share Purchase Agreement (this “Agreement”) is entered into on this ___ day of May 2019 (the “Execution Date”),
BY AND AMONG:

(1)
LEI Singapore Holdings Pte Limited, a company incorporated and registered under the laws of Singapore having registration number 200813854W and whose registered office is at 80 Raffles Place, #25-01 UOB Plaza, Singapore – 048624 (hereinafter referred to as “Seller 1”, which expression shall unless repugnant to the context or meaning thereof be deemed to include its successors and permitted assigns);

(2)
Laureate I B.V., a private limited liability company (besloten vennootschap) incorporated and under the laws of Netherlands (registered at the Dutch commercial register with number 30124190 and whose registered office is at Barbara Strozzilaan 201, 1083 HN Amsterdam, the Netherlands (hereinafter referred to as “Seller 2”, which expression shall unless repugnant to the context or meaning thereof be deemed to include its successors and permitted assigns);

(3)
Laureate International B.V., a private limited liability company (besloten vennootschap) incorporated under the laws of Netherlands (registered at the Dutch commercial register with number 27122275 and whose registered office is at Barbara Strozzilaan 201, 1083 HN Amsterdam, the Netherlands (hereinafter referred to as “Seller 3”, which expression shall unless repugnant to the context or meaning thereof be deemed to include its successors and permitted assigns);

(4)
Global University Systems India Bidco B.V., a private limited liability company (besloten vennootschap) incorporated and registered under the laws of the Netherlands and whose registered office is at Keizersgracht 307, 1016ED Amsterdam (hereinafter referred to as the “Purchaser”, which expression shall unless repugnant to the context or meaning thereof be deemed to include its successors and permitted assigns);

(5)
Global University Systems Holding B.V., a private limited liability company (besloten vennootschap) incorporated and registered under the laws of the Netherlands and whose registered office is at Keizersgracht 307, 1016ED Amsterdam (hereinafter referred to as the “Purchaser’s Guarantor”, which expression shall unless repugnant to the context or meaning thereof be deemed to include its successors and permitted assigns);

(6)
Pearl Retail Solutions Private Limited, a company incorporated and registered under the laws of India with company identification number U74140DL2004PTC131306 and whose registered office is at A - 21/13, Naraina Industrial Area, Phase II, New Delhi - 110028 (hereinafter referred to as “Company 1”, which expression shall unless repugnant to the context or meaning thereof be deemed to include its successors and permitted assigns);

(7)
M-Power Energy India Private Limited, a company incorporated and registered under the laws of India with company identification number U74140DL2001PTC110688 and whose registered office is at 212, First Floor Okhla Industrial Estate, Phase III, New Delhi - 110020 (hereinafter referred to as “Company 2”, which expression shall unless repugnant to the context or meaning thereof be deemed to include its successors and permitted assigns);

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(8)
Data Ram Sons Private Limited, a company incorporated and registered under the laws of India with company identification number U70102DL1987PTC225493 and whose registered office is at 212, First Floor Okhla Industrial Estate, Phase III, New Delhi - 110020 (hereinafter referred to as “Company 3”, which expression shall unless repugnant to the context or meaning thereof be deemed to include its successors and permitted assigns);

Seller 1, Seller 2 and Seller 3 are hereinafter collectively referred to as the “Sellers” and individually referred to as a “Seller”.
Company 1, Company 2 and Company 3 are hereinafter collectively referred to as the “Group Companies” or the “Group” and individually referred to as a “Group Company”.
The Purchaser, the Purchaser’s Guarantor, the Sellers and the Group Companies are hereinafter collectively referred to as the “Parties” and individually referred to as a “Party”.
WHEREAS:

(A)	Particulars of the Group Companies are set out in Schedule 2 (Details of the Group Companies).

(B)
The Sellers have agreed to sell and the Purchaser has agreed to purchase the Sale Shares (as defined in Clause 1.1 (Definitions and Interpretation)) for the Consideration (as defined in Clause 1.1 (Definitions and Interpretation)), in each case, free from all Encumbrances (as defined in Clause 1.1 (Definitions and Interpretation)) and together with all rights, title and interest therein, on the terms set out in this Agreement.

(C)	The Purchaser's Guarantor is the ultimate holding company of the Purchaser and has agreed to guarantee the obligations of the Purchaser under this Agreement, on the terms set out in this Agreement.

(D)	The Parties are now desirous of entering into this Agreement to record the terms and conditions on which the Sellers shall sell, and the Purchaser shall purchase the Sale Shares for the Consideration.
NOW, THEREFORE, in consideration of the premises set forth above and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

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1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement:
“Accounts” means the audited financial statements of each Group Company for the twelve (12) month accounting reference period ended on 31 March 2018 and shall include, in each case, a balance sheet, profit and loss account and cash flow statement;
“Accounts Date” means 31 December 2018;
“Affiliates” means any Person that Controls, is Controlled by, or is under common Control with, such Person and any investment fund managed or advised by such Person;
“Agents” means, in relation to a Person, that Person’s directors, officers, employees, advisers, agents and representatives;
“Agreement” means this share purchase agreement, including all exhibits, annexures, schedules and appendices attached hereto and all instruments supplemental to or in amendment or furtherance or confirmation of this agreement, entered into in writing, in accordance with its terms;
“Anti-Corruption Laws” means:

5(a)	the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions;

5(b)
the Foreign Corrupt Practices Act of 1977 of the United States of America, as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998, and as may be further amended and supplemented from time to time;

5(c)	the (Indian) Prevention of Corruption Act 1988 (as amended and supplemented from time to time);

5(d)
any other applicable law (including any (i) statute, ordinance, rule or regulation; (ii) order of any court, tribunal or any other judicial body; and (iii) rule, regulation, guideline or order of any public body, or any other administrative requirement) which:

(i)	prohibits the conferring of any gift, payment or other benefit on any person or any officer, employee, agent or adviser of such person; and/or

(ii)
is broadly equivalent to sub-paragraphs (b) or (c) above or was intended to enact the provisions of the OECD Convention described in sub-paragraph (a) above or which has as its objective the prevention of corruption;

“Applicable Law” means, with respect to any Person, any federal, national, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, bye-laws, approval, directive, guideline, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended, whether in effect as of the Execution Date or thereafter;

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“Bankruptcy Code” means the (Indian) Insolvency and Bankruptcy Code, 2016, as amended, supplemented or modified from time to time and all subordinate and delegated legislation, including rules, regulations, notifications and circulars issued thereunder;
“Big Four Accounting Firm” means one of the following accounting and auditing firms: PwC, Deloitte, EY and KPMG;
“Books and Records” has the meaning given in Clause 10.2 (Post-Completion Undertakings);
“Business Day” means a day (other than a Saturday or Sunday or a public holiday) when commercial banks are open for ordinary banking business in The Netherlands, Singapore, Hong Kong, England and India;
“Claim” means a Warranty Claim and/or a Tax Deed Claim (and for the avoidance of doubt excludes any Transaction Tax Claim), each of them and all of them as the context shall require and “Claims” shall mean all such claims;
“Companies Act” means the United Kingdom Companies Act 2006, as amended, supplemented or modified from time to time;
“Completion” means completion of the sale and purchase of the Sale Shares in accordance with this Agreement;

“Completion Date” means the Business Day immediately following the Execution Date or such later date, not later than the Longstop Date, as the Sellers and the Purchaser may agree in writing (including for these purposes by email) on or before that day;
“Consideration” means USD 145,628,476.00;
“Continuing Provisions” means Clause 1 (Definitions and Interpretation), Clause 13 (Confidentiality), Clause 14 (Announcements), Clause 16 (Assignment), Clause 19 (Entire Agreement), Clause 20 (Severance and Validity), Clause 21 (Variations), Clause 22 (Remedies and Waivers), Clause 24 (Third Party Rights), Clause 25 (Costs and Expenses), Clause 27 (Notices), Clause 29 (Governing Law, Jurisdiction and Dispute Resolution), all of which shall continue to apply after the termination of this Agreement pursuant to Clause 6.3(c) (Completion) without any limit in time;
“Control” means, in relation to a Person:

(a)
holding or controlling, directly or indirectly, a majority of the voting rights of that Person or shares (or in the case of a partnership, holding or controlling, directly or indirectly, a majority of the economic rights, votes or voting rights associated with any partnership shares or interests) in that Person; or

(b)
having, directly or indirectly, the right to appoint or remove directors (or, in the case of a partnership, partners) and holding a majority of the voting rights exercisable at meetings of the board of directors (or the equivalent) of that Person; or

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(c)
having directly or indirectly, the ability to direct or procure the direction of the management and policies of that Person, whether through the ownership of shares, the direct or indirect ownership of any partnership interests, by contract or otherwise, and the terms “Controlling” and “Controlled” shall be construed accordingly;
“Data Room” means all the documents and information relating to the Group Companies which were made available by the Sellers to the Purchaser in the online data room operated by Merrill Corporation entitled Project Sapphire VDR 2018 M Power, Data Ram, and Pearl Retail Solutions, the contents of which as of 23:59 UK time on 30 April 2019 were copied to a USB drive and delivered to Linklaters LLP on behalf of the Purchaser on 2 May 2019;
“Disclosed” means fairly disclosed (with sufficient detail to identify the nature and scope of the matter disclosed);
“Disclosed Information” has the meaning given in paragraph 2(a) of Schedule 6 (Sellers’ Limitation on Liability);
“Disclosure Letter” means the letter dated on the same date as this Agreement from the Sellers to the Purchaser that is described as the disclosure letter, including the index appended thereto;
“Dispute” has the meaning given in Clause 29.2 (Governing Law, Jurisdiction and Dispute Resolution);
“Documents” has the meaning given in paragraph 1(a) of Schedule 8 (Purchaser’s Group Warranties);
“Encumbrance” means: (a) any mortgage, charge (whether fixed or floating), pledge, non-disposal undertaking, escrow, lien, hypothecation, assignment, deed of trust, title retention, security interest, or other encumbrance of any kind securing or conferring any priority of payment in respect of any obligation of any Person, including without limitation, any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under Applicable Law; (b) any arrangement for exercising voting rights issued to third parties, power of attorney (by whatever name called) issued to third parties for transferring and/or exercising any rights, voting trust agreement, interest, option, right of first offer, refusal or transfer restriction in favour of any Person; (c) any adverse claim as to title, possession or use; and/or (d) a contract to give effect to any of the foregoing;
“Financial Year” means the period from 1 April of a calendar year to 31 March of the following calendar year;
“Fundamental Warranties” means, together, Clause 2.2 (Sale and Purchase), the Sellers’ Warranties set out in paragraphs 1, 2 and 3 of Schedule 4 (Sellers’ Warranties) and the Group Companies’ Warranties set out in paragraphs 1, 2 and 4 of Schedule 5 (Group Companies’ Warranties), and “Fundamental Warranty” means any one of them;
“Governmental Authority” means any supra-national, national, state, federal, provincial, municipal or local government (including any subdivision, department, court, tribunal, administrative agency, board, commission or other authority thereof) or any governmental, quasi-

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governmental or statutory authority or similar body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority or functions;
“Group Company Insurance Policies” means all insurance policies held exclusively by and for the benefit of the Group Companies;
“Group Companies’ Warranties” means the warranties set out in Schedule 5 (Group Companies’ Warranties) and “Group Company Warranty” shall mean any one of them;
“Income Tax Act” means the Income Tax Act, 1961, as amended, supplemented or modified from time to time and any legislation which is enacted after the date of this Agreement which replaces or supersedes such enactment, and all subordinate and delegated legislation, including rules, regulations, notifications and circulars issued thereunder;
“Indemnity Claim” means a claim under Clause 10.7 (Post-Completion Undertakings) and/or 10.8 (Post-Completion Undertakings);
“Indian GAAP” means the generally accepted accounting standards as prevalent in India from time to time;
“Intellectual Property” means trademarks, service marks, trade and business names, registered designs, design rights, copyright and neighbouring rights, database rights, domain names, trade secrets, patents, inventions, utility models, database rights, rights in domain names and URLs, confidential information of all kinds and other similar proprietary rights which may subsist in any part of the world and whether registered or not, including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registration;
“Leasehold Properties” means, collectively:

(a)
the premises located at Office no. 405 and 406, Fourth Floor, Shivashish Commercial Complex, 19th Road, Chembur (East) Mumbai-400071, held pursuant to a lease deed entered into between Company 2 and S&S Technologies Private Limited;

(b)	the premises located at Shop No Lf4/5/6, Majestic Plaza West Boring Canal Road, Patna, held pursuant to a lease deed entered into between Company 2 and Mr. Sanjay Singh; and

(c)	the premises located at 212, Okhla Industrial Estate, Phase-III, New Delhi – 110020, held pursuant to a lease deed entered into between Company 2 and A V Industries;
“Longstop Date” means 23.59 hours Indian Standard Time on the day falling 10 Business Days after the Execution Date or 23.59 hours Indian Standard Time on such other date as the Sellers and the Purchaser may agree in writing;
“Loss” or “Losses” means any and all direct losses, claims, charges, actions, damages, fines, penalties, interest and expenses (including without limitation, reasonable attorney’s fees and expenses) but excludes any indirect or remote, consequential, special, exemplary or punitive losses or damages or loss of profit, business or goodwill, in each case, that are actually incurred or suffered;

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“Material Agreements” means any agreement entered into by a Group Company which has either a total value over the duration of the agreement in excess of USD 75,000 or an annual value in excess of USD 50,000, other than a lease in respect of Leasehold Property;
“Netherlands DTAA” means the Double Taxation Avoidance Agreement between India and Netherlands entered into on 21 January 1989, as amended;
“Non-Tax Warranty Claim” means a Warranty Claim other than in respect of the Tax Warranties;
“Notice” has the meaning given in Clause 27.1 (Notices);
“Properties” means, collectively, land measuring 4.8566 hectares being the University campus at Knowledge Acres, P.O. Kandoli Via-Prem Nagar, Dehradun – 248007, Uttarakhand, India, owned by Company 3 and the Leasehold Properties;
“Purchaser’s Group” means the Purchaser and its Affiliates (including, for the avoidance of doubt, the Group Companies after Completion);
“Purchaser’s Designated Account” means such account of the Purchaser as notified by the Purchaser to the Sellers no later than 3 Business Days before the relevant payment is due;
“Purchaser’s Group Warranties” means the warranties referred to in Clause 9 (Purchaser’s Group Warranties) and set out in Schedule 8 (Purchaser’s Group Warranties);
“Related Party Arrangements” means any agreements (whether on written or unwritten terms) between a Group Company and any member of the Sellers’ Group; and Related Party Arrangement shall mean any one of them;
“Related Persons” has the meaning given in Clause 19.4 (Entire Agreement);
“Relevant Capacity” means for its own account or for that of any person, firm or company (other than the Purchaser or the Group Companies) and whether through the medium of any company controlled by it or as principal, partner, director, employee, consultant or agent;
“Relevant Consideration” means, in respect of each Seller, the consideration set out in column 5 of Part 1 of Schedule 1 (Relevant Sale Shares and Relevant Consideration) against such Seller’s name, to be paid by the Purchaser to such Seller in respect of the Relevant Sale Shares, under this Agreement;
“Relevant Party’s Group” means, in relation to a Party, that Party’s Affiliates from time to time (but, in the case of the Sellers, excluding the Group Companies both before and after Completion);
“Relevant Sale Shares” means, in respect of each Seller, the number of Sale Shares set out in column 3 of Part 1 of Schedule 1 (Relevant Sale Shares and Relevant Consideration) against such Seller’s name, being the number of relevant Sale Shares being sold by such Seller to the Purchaser under this Agreement;
“Relevant Seller” means, in respect of any Relevant Sale Shares, the Seller selling those Relevant Sale Shares;

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“Relevant Trade Debts” means, in respect of a Group Company, amounts owing by way of trade credit in the ordinary course of trading as a result of goods or services supplied by a Group Company to a member of the Sellers’ Group or vice versa;
“Restrained Business” has the meaning given in Clause 3.1(a) (Restrictions on the Sellers);
“Restraint Area” has the meaning given in Clause 3.1(a) (Restrictions on the Sellers);
“Restricted Employee” has the meaning given in Clause 3.1(b) (Restrictions on the Sellers);
“Rs.” or “INR” means the lawful currency of the Republic of India;
“Sale Shares” means, collectively, the Sale Shares 1, the Sale Shares 2 and the Sale Shares 3;
“Sale Shares 1” means seven hundred thousand (700,000) equity shares having nominal value of ten Indian Rupees (INR 10) per equity share and representing the entire issued and paid up share capital of Company 1 to be purchased by the Purchaser from Seller 1 on the Completion Date in accordance with this Agreement;
“Sale Shares 1A” means Sale Shares 1 which were acquired by Seller 1 prior to 1 April 2017;
“Sale Shares 1B” means Sale Shares 1 which were acquired by Seller 1 after 1 April 2017;
“Sale Shares 2” means one million five hundred and eighty eight thousand, seven hundred and seventy four (1,588,774) equity shares having nominal value of one Indian Rupee (INR 1) per equity share and representing the entire issued and paid up share capital of Company 2 to be purchased by the Purchaser from Seller 2 and Seller 3 on the Completion Date in accordance with this Agreement;
“Sale Shares 3” means one hundred and fifteen thousand, two hundred and fifty seven (115,257) equity shares having nominal value of one hundred Indian Rupees (INR 100) per equity share and representing eighty five decimal two one per cent. (85.21%) of the issued and paid up share capital of Company 3 to be purchased by the Purchaser from Seller 2 on the Completion Date in accordance with this Agreement;
“Seller 1’s Designated Account” means the bank account with Citibank N.A. Singapore bearing account number 850702047 and swift code CITISGSG, or such other account of Seller 1 as notified by Seller 1 to the Purchaser no later than 3 Business Days before the relevant payment is due;
“Seller 2’s Designated Account” means the bank account with JP Morgan Chase Bank, Amsterdam, bearing IBAN NL13CHAS0626001665, account name Laureate I BV , with swift code CHASNL2X, or such other account of Seller 2 as notified by Seller 2 to the Purchaser no later than 3 Business Days before the relevant payment is due;
“Seller 3’s Designated Account” means the bank account with HSBC bearing account number 389075698, account name Laureate International BV and swift code MRMDUS33, or such other account of Seller 3 as notified by Seller 3 to the Purchaser no later than 3 Business Days before the relevant payment is due;
“Sellers’ Group” means each Seller and their Affiliates, but excluding the Group Companies (both before and after Completion);
“Sellers’ Group Insurance Policies” means all insurance policies maintained by the Sellers’ Group with third party insurers, other than Group Company Insurance Policies, under which,

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immediately prior to the Completion Date, any Group Company is entitled to any benefit, and “Sellers’ Group Insurance Policy” means any one of them;
“Sellers’ Warranties” means the warranties set out in Schedule 4 (Sellers’ Warranties) and “Seller Warranty” shall mean any one of them;
“Singapore DTAA” means the Double Taxation Avoidance Agreement between India and Singapore entered into on 8 August 1994, as amended;
“Substantiated” means in relation to any Claim or Indemnity Claim:

(a)
the amount of such Claim or Indemnity Claim, where the Sellers have indicated in writing to the Purchaser that they do not wish to challenge such Claim or Indemnity Claim within thirty (30) Business Days of the notice referred to in paragraph 2 of Schedule 7 (Conduct of Claims) or paragraph 9.1 of the Tax Deed (Conduct of Tax Claims) (as relevant); or

(b)	in circumstances other than those set out in (a) above, the extent to which such Claim or Indemnity Claim is proved and is determined:

(i)
other than in relation to a Third-Party Claim, in a judicial determination of a court of competent jurisdiction (where such Claim or Indemnity Claim is not subject to arbitration) or in an award (where such Claim or Indemnity Claim is subject to arbitration); and

(ii)
in relation to a Third-Party Claim, in the judicial determination of a court of competent jurisdiction (where such Third-Party Claim is not subject to arbitration) or in an award (where such Third-Party Claim is subject to arbitration);

“Tax” or “Taxation” means all forms of direct and indirect taxation, cess and statutory and governmental, state, federal, provincial, local governmental or municipal charges, fees, duties, contributions, levies or other assessments, withholdings and deductions or other tax of any kind (including any tax levied on account of being regarded as ‘representative assessee’) or any charge of any kind in the nature of (or similar to) taxes whatsoever and whenever imposed, including, without limitation, all duties (including stamp duties), excise, customs, capital gains tax, buy-back tax, minimum alternate tax, service tax, value added tax, dividend distribution tax, goods and services tax and including all related penalties, charges, costs and interest in India or in any other jurisdiction;
“Tax Authority” or “Taxation Authority” means any Governmental Authority, having jurisdiction over or responsibility with respect to the administration, assessment, determination, collection, imposition or adjudication of Tax;
“Tax Claim” means a Tax Deed Claim or a Tax Warranty Claim;
“Tax Computation” has the meaning given to it in paragraph 1.3(a) of Schedule 10 (Transaction Tax Claims);
“Tax Deed” means the Tax Deed entered into between, inter alia, the Sellers and the Purchaser on the Execution Date;

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“Tax Deed Claim” means a claim under the Tax Deed;
“Tax Losses” means, if and to the extent relating to Tax or the imposition of Tax, all actual and direct losses, liabilities, claims, costs and expenses, reasonable out-of-pocket expenses, and reasonable attorneys’ fees but excludes any indirect or remote, consequential, special, exemplary or punitive losses or damages or loss of profit, business or goodwill;
“Tax Warranties” means the Group Companies’ Warranties set out in paragraph 14 of Schedule 5 (Group Companies’ Warranties) and “Tax Warranty” means any one of them;
“Tax Warranty Claim” means a claim under the Tax Warranties;
“Third-Party Claim” has the meaning given in paragraph 1 of Schedule 7 (Conduct of Claims);
“Transaction Documents” means this Agreement, the Tax Deed, the Disclosure Letter, the TSA and any agreement between, inter alia, a Seller and the Purchaser executed on the date hereof and “Transaction Document” shall mean any one of them;
“Transaction Tax” means any income tax (including surcharge, education cess) together with interest and penalties, levied, imposed, claimed or assessed under or in accordance with the Income Tax Act arising to the Sellers on the sale of Sale Shares as contemplated under this Agreement;
“Transaction Tax Claim” means any claim or demand arising pursuant to any Transaction Tax Proceedings;
“Transaction Tax Proceedings” means any action taken or proceedings initiated against the Purchaser, a Group Company or any member of the Purchaser’s Group which has any nexus with India (including holding any assets or having any operations in India) under the Income Tax Act in relation to the Transaction Tax;
“Transfer Pricing Indemnity Claim” means a claim pursuant to the covenant contained in clause 1.1(b) of the Tax Deed;
“TSA” means the transitional services agreement entered into between Laureate Education, Inc. and Company 3 on the Execution Date;
“US GAAP” means the generally accepted accounting standards as prevalent in the United States of America from time to time;
“VAT” means within the European Union such Taxation as may be levied in accordance with (but subject to derogations from) the Directive 2006/112/EC and outside the European Union any similar Taxation levied by reference to added value or sales;
“Warranties” means, collectively, the Sellers’ Warranties and the Group Companies’ Warranties and “Warranty” shall mean any one of them; and
“Warranty Claim” means a claim under the Warranties or a claim under Clause 2.2 (Sale and Purchase), and such a claim is connected with another such claim if they arise out of the occurrence of the same event, or relate to the same subject matter.

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1.2
Any reference to “writing” or “written” means any method of reproducing words in a legible and non‑transitory form (excluding, for the avoidance of doubt, email except (x) as expressly stated in the definition of Completion Date in Clause 1.1 and (y) in the case of any notice received from a Tax Authority), and shall include, in the case of any correspondence with the Indian Tax Authority, any words in a legible and non‑transitory form that are uploaded to the Indian income tax web portal of the relevant party to the correspondence.

1.3	References to “include” or “including” are to be construed without limitation.

1.4	References to a “company” include any company, corporation or other body corporate wherever and however incorporated or established.

1.5	References to “body corporate”, “holding company” and “subsidiary” shall have the meaning given to them in the Companies Act.

1.6
References to a “Person” include any individual, company, partnership, joint venture, firm, association, trust, governmental or regulatory authority or other body or entity (whether or not having separate legal personality).

1.7	The table of contents and headings are inserted for convenience only and do not affect the construction of this Agreement.

1.8	Unless the context otherwise requires, words in the singular include the plural and vice versa and a reference to any gender includes all other genders.

1.9	References to Clauses, paragraphs and Schedules are to clauses and paragraphs of, and schedules to, this Agreement. The Schedules form part of this Agreement.

1.10
References to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the Execution Date) and include any subordinate legislation made under the relevant statute or statutory provision. Any approval and/or consent to be granted by a Party under this Agreement shall be deemed to mean an approval and/or consent in writing.

1.11
The calculation period for any time period referred to in this Agreement shall: (a) include the date from which it is stated to commence; (b) be determined by reference to calendar days (unless this Agreement specifically refers to Business Days, in which case Business Days shall apply); and (c) shall end at 23.59 hours Indian Standard Time on the last such date in such time period as determined in accordance with sub-paragraphs (a) and (b) above.

1.12
The term “Agreed Form” shall mean, in relation to any document, the form of that document which has been mutually agreed upon and initialled, for the purpose of identification, by or on behalf of the Parties (to the extent any Party is a signatory).

1.13
Time is not of the essence in relation to any obligation under this agreement unless one party fails to perform an obligation by the time specified in this agreement and the other party serves a notice on the defaulting party requiring it to perform the obligation by a specified time and stating that time is of the essence in relation to that obligation.

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1.14
Any amount to be converted from one currency into another currency for the purposes of this Agreement shall be converted into an equivalent amount at the Conversion Rate prevailing at the Relevant Date. For the purposes of this Clause 1.14:

(a)
“Conversion Rate” means the close spot mid-trade composite (London) rate for a transaction between the two currencies in question as quoted on Bloomberg on the Business Day immediately preceding the Relevant Date or, if no such rate is quoted on that date, on the preceding date on which such rates are quoted; and

(b)	“Relevant Date” means, save as otherwise provided in this Agreement, the date on which a payment or an assessment is to be made.

2.	SALE AND PURCHASE

2.1
Each Seller shall sell, and the Purchaser shall purchase, the Relevant Sale Shares for the Relevant Consideration, free from all Encumbrances, together with all rights attaching to them at Completion (including the right to receive dividends or distributions declared, made or paid on or after Completion) on the terms set out in this Agreement.

2.2	Each Seller covenants and warrants to the Purchaser that it has the right to transfer all legal and beneficial title to the Relevant Sale Shares on the terms set out in this Agreement.

2.3	Neither the Sellers nor the Purchaser shall be obliged to complete the sale and purchase of any of the Sale Shares unless the sale and purchase of all the Sale Shares is completed simultaneously.

3.	RESTRICTIONS ON THE SELLERS

3.1
Subject to Clause 3.3 below, each of the Sellers undertakes to the Purchaser and the Group Companies that it shall not and shall procure that its respective Affiliates shall not, for a period of three (3) years from the Completion Date:

(a)
in any Relevant Capacity, directly or indirectly own, provide services to, participate in, be interested in, assist with or otherwise be directly or indirectly involved, engaged, concerned or interested in any campus-based higher education business, activity or operation in India (“Restrained Business”) or any entity engaged in any Restrained Business in India; or

(b)
induce or seek to induce any senior employee of any Group Company (“Restricted Employee”) to become employed, whether as employee, consultant or otherwise, by the Sellers, their Affiliates or any of their respective Agents, whether or not such Restricted Employee would thereby commit a breach of his contract of service. The placing of an advertisement of a post available to the public generally and the recruitment of a Person through an employment agency shall not constitute a breach of this Clause 3.1(b) provided that neither the Sellers nor their Affiliates or Agents encourage or advise such agency to approach any such Restricted Employee.

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3.2
Each of the Sellers must ensure that: (a) no Person while they remain an officer of the Seller or its Affiliates or Agents; and (b) none of the Relevant Party’s Group, does any of the things that the Seller cannot do under Clause 3.1 above.

3.3	Nothing in this Clause 3 shall prevent the Sellers, their Agents or the Relevant Party’s Group from:

(a)
continuing to participate or be concerned in any interest which is held six (6) months prior to the Execution Date and disclosed in writing to the Purchaser at least two (2) weeks prior to the Execution Date;

(b)	holding in aggregate less than five per cent. (5%) of the issued and paid up shares of a body corporate listed or traded on any securities exchange;

(c)	recruiting students located within India to attend or participate in any educational programme or providing educational programmes, facilities or services outside India; and/or

(d)
being involved in online based multidisciplinary post-secondary education activities conducted by the Seller or any entities within the Sellers’ Group as of the Execution Date which can be undertaken by Indian citizens and/or persons who are residents in India, unless said activities are specifically addressed or specifically targeted at Indian citizens and/or persons who are residents in India.

3.4
The Sellers agree that the restrictions contained in this Clause are no greater than is reasonable and necessary for the protection of the interests of the Purchaser and the Group Companies but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

3.5
Without prejudice to Clause 30 (Specific Performance), the Sellers hereby acknowledge that a breach of this Clause 3 may give rise to irreparable harm to the Purchaser and the Group Companies, for which monetary damages would not be an adequate remedy. In the event of breach by the Sellers of the obligations under this Clause 3 the Purchaser shall, in addition to any other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and other relief that may be available from a court or tribunal of competent jurisdiction.

4.	CONSIDERATION

4.1
Subject to Clause 4.2 and the provisions of Schedule 10 (Transaction Tax Claims), in consideration for the sale of the Relevant Sale Shares, the Purchaser shall pay the Relevant Consideration in respect of the Relevant Sale Shares to the Relevant Seller at Completion.

4.2	The payment of Relevant Consideration to each Relevant Seller shall be made in full and not in part, subject to, and in accordance with, the provisions in Schedule 10 (Transaction Tax Claims).

5.	PRE‑COMPLETION OBLIGATIONS

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The Sellers shall, to the extent that they are legally able, procure that each Group Company shall, from the Execution Date until the earlier of Completion or termination of this Agreement, carry on each of their respective businesses in the ordinary and usual course as carried on as at the Execution Date, save in so far as agreed in writing by the Purchaser, such consent not to be unreasonably withheld, conditioned or delayed and in particular, each Group Company shall not incur any additional borrowing or incur any other financial indebtedness.

6.	COMPLETION

6.1
Completion shall take place on the Completion Date at the offices of Khaitan & Co at Ashoka Estate, 12th Floor, 24 Barakhamba Road, New Delhi – 110001, India or at such other location or date as may be agreed in writing between the Purchaser and the Sellers.

6.2
At Completion, each Group Company shall undertake the actions listed in Part 1 of Schedule 3 (Completion Arrangements), the Purchaser shall undertake the actions listed in Part 2 of Schedule 3 (Completion Arrangements) and each Seller shall undertake the actions listed in Part 3 of Schedule 3 (Completion Arrangements), and each Party shall undertake any other actions as may be agreed in writing between any Seller and the Purchaser on the date hereof.

6.3
If there is a breach of Clause 6.2 and/or Schedule 3 (Completion Arrangements) on the Completion Date, the Purchaser, in the case of non-compliance by a Seller or a Group Company, or the Sellers in the case of non-compliance by the Purchaser, have the right, by written notice to the other Parties on the date on which Completion would otherwise have taken place, to require the Parties to:

(a)	defer Completion to a date no later than the Longstop Date (with the provisions of this Clause 6 applying to Completion as so deferred);

(b)	proceed to Completion as far as practicable (without limiting its rights and remedies under this Agreement); or

(c)
treat this Agreement as terminated with immediate effect, provided that the accrued rights and obligations of the Parties under this Agreement (but excluding any right of the Purchaser to claim damages for breach of a Sellers’ Warranty or a Seller’s obligations under Clause 5 (Pre-Completion Obligations)) and their rights and obligations under the Continuing Provisions shall continue to subsist.

6.4
The obligations of each of the Parties in this Clause 6 are interdependent on each other. Completion shall not occur unless all of the obligations specified or referred to in this Clause 6 and all actions set out in Part 1 to Part 3 (both inclusive) of Schedule 3 (Completion Arrangements) have been completed. The actions contemplated under this Agreement and Schedule 3 (Completion Arrangements) to be consummated at Completion shall be deemed to occur simultaneously and no such action shall be deemed to be consummated unless all such actions have been duly consummated.

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7.	WARRANTIES

7.1
Each Seller severally warrants to the Purchaser that each of the Sellers’ Warranties is true and accurate in all respects as at the Execution Date. Each Seller further severally warrants to the Purchaser that the Fundamental Warranties in paragraph 1, 2 and 3 of Schedule 4 (Sellers’ Warranties) will be true and accurate on the Completion Date.

7.2
Each of the Sellers jointly and severally warrants to the Purchaser that each of the Group Companies’ Warranties is true and accurate in all respects as at the Execution Date. Each of the Sellers further jointly and severally warrant to the Purchaser that the Fundamental Warranties in paragraphs 1, 2 and 4 of Schedule 5 (Group Companies’ Warranties) will be true and accurate on the Completion Date.

7.3	The Warranties are given subject to Clause 7.4 (Warranties), Clause 8 (Sellers’ Limitation on Liability and Conduct of Claims) and Schedule 6 (Sellers’ Limitations on Liability).

7.4
The Purchaser acknowledges that the Warranties are qualified by and subject to the facts, matters and circumstances which are Disclosed in the Disclosed Information and the Sellers shall have no liability with respect to any Warranty Claim with regard to any such fact, matter or circumstance which has been Disclosed in the Disclosed Information.

7.5
Any Warranty that is qualified by the knowledge, belief or awareness of the Sellers shall mean the actual (but not constructive or imputed) knowledge, belief or awareness of each of Mr. Sharad Mehra, Mr. Navneet Mehta, Mr. Balkishan Sahni and Mr. Ajay Yadav having made due and careful enquiries, including, but not limited to, of their respective direct reports.

7.6
References in the Disclosure Letter to paragraph numbers shall be to the paragraphs in Schedule 4 (Sellers’ Warranties) or Schedule 5 (Group Companies’ Warranties) to which the disclosure is most likely to relate. Such references are given for convenience only and, subject to their being Disclosed, shall not limit the effect of any of the disclosures, all of which are made against the Warranties as a whole.

8.	SELLERS’ LIMITATIONS ON LIABILITY AND CONDUCT OF CLAIMS

8.1
The liability of the Sellers in respect of any Claim and/or Indemnity Claim shall be subject to the provisions of Schedule 6 (Sellers’ Limitations on Liability) to the extent stated therein. The Parties further agree that the provisions of Schedule 7 (Conduct of Claims) shall apply and shall bind them in relation to any Third-Party Claim.

8.2
The liability of the Sellers in respect of any Transaction Tax Claim shall be subject to the provisions of Schedule 10 (Transaction Tax Claims) and the Parties agree to be bound by the provisions therein in respect of the conduct of any Transaction Tax Claim.

9.	PURCHASER’S GROUP WARRANTIES
Each of the Purchaser and the Purchaser’s Guarantor warrants to the Sellers that each of the Purchaser’s Group Warranties is true and accurate as at the Execution Date and the Completion Date.

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10.	POST-COMPLETION UNDERTAKINGS

10.1	The Purchaser shall at its own cost, ensure that within 3 months following Completion:

(a)
it, its Affiliates and the Group Companies do not use the word “Laureate” or the Laureate leaf logo (being trademarks of Laureate Education, Inc.) or any other mark, logo, name, symbol or design which, in the opinion of the Sellers, is capable of being confused with the names, trademarks or logos of Laureate Education, Inc. or any of its Affiliates; and

(b)	all references to the word “Laureate” in connection with the business of the Group Companies are removed.

10.2
The Purchaser undertakes to the Sellers that it shall and shall procure that each member of the Purchaser’s Group shall preserve for a period of at least seven (7) years from the end of the year in which Completion takes place or such longer period as may be prescribed under Applicable Law, all books, records and documents of or relating to each Group Company existing at Completion (together, the “Books and Records”). The Purchaser shall during such period, upon being given reasonable notice (and in any event within fifteen (15) Business Days of written notice being given to the Purchaser by the Sellers), permit the Sellers and its agents, representatives and professional advisers to inspect and to make copies of any Books and Records during normal working hours.

10.3
If Completion does not take place, the Purchaser undertakes to the Sellers that it shall hand over any Books and Records relating to each Group Company and/or the Sellers which shall have been made available to it and all copies or other records derived from any Books and Records and that it shall remove any information derived from such materials or otherwise concerning the subject matter of this Agreement from any computer, word processor or other device containing such information subject to any requirement under Applicable Law or to the extent that such information is recorded in any recording or minute of any board or shareholder’s meeting.

10.4
Subject to Clause 10.5, the Purchaser hereby agrees and acknowledges that with effect from the Completion Date any and all Sellers’ Group Insurance Policies, including without limitation those summarised in Schedule 9 (Insurances), shall cease to be applicable to the Group Companies or shall be terminated or modified by the Sellers, in their sole discretion.

10.5
With respect to any claim made before the Completion Date under any Sellers’ Group Insurance Policy by or on behalf of the Group Companies, provided that neither the Purchaser nor the Group Companies have been indemnified prior to the Completion Date in respect of the Losses in respect of which the claim was made, each of the Sellers shall use reasonable endeavours after the Completion Date to recover all monies due from insurers and shall pay any monies received after taking into account any deductible under the Sellers’ Group Insurance Policies and less any Taxation suffered on the proceeds and any reasonable out of pocket expenses suffered or incurred by the Sellers or any member of the Sellers’ Group in connection with the claim, including reasonable attorney’s fees and expenses) to the Purchaser or, at the Purchaser’s written direction, the Group Companies as soon as practicable after receipt, provided that the Sellers shall not be required to undertake or threaten litigation or incur any material expenditure or liability without being put in funds by the Purchaser, the Group Companies or another member of the Purchaser’s Group prior to incurring any such expenditure or liability.

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10.6
With effect from Completion, and save in respect of any liabilities or obligations pursuant to, and in accordance with, the Transaction Documents or for breach of the Transaction Documents, the Sellers shall, and shall procure that each applicable member of the Sellers’ Group shall, and the Purchaser shall procure that each Group Company shall:

(a)	procure that all Related Party Arrangements are terminated on or as soon as reasonably practicable after Completion:

(i)	at no cost to the Group Companies, the Purchaser’s Group or the Sellers’ Group;

(ii)	with no residual liability for the Group Companies or the Sellers’ Group, other than any Relevant Trade Debts to be settled in the ordinary course of business; and

(iii)
without any residual rights for any member of the Sellers’ Group (including, for the avoidance of doubt, any residual licence for the use of Intellectual Property rights and/or know-how of any Group Company or its business) or the Group Companies, it being acknowledged and agreed by the parties that this Clause 10.6 shall be sufficient to effect such termination of the Related Party Arrangements on the terms set out in this Clause; and

(b)	with effect from Completion:

(i)
release and discharge each Group Company and each member of the Sellers’ Group, respectively, from any and all liabilities or obligations to the applicable members of the Sellers’ Group or Group Companies, respectively (including in respect of such Related Party Arrangements); and

(ii)
procure that each member of the Sellers’ Group or Group Company, respectively, shall waive any and all claims (in the absence of fraud) it has or may have against any Group Company or member of the Sellers’ Group, respectively (including in respect of such Related Party Arrangements).

10.7
With effect from Completion, the Sellers’ agree to indemnify, defend and hold harmless (and keep at all times indemnified and harmless), the Purchaser, the Group Companies and their respective directors and employees, from and against, any and all Losses arising out of, or in relation to, any non-compliance by the Group Companies with the provisions of the following Indian legislations (including any rules framed thereunder, as amended from time to time) prior to the Completion Date:

(a)	Contract Labour (Regulation and Abolition) Act, 1970;

(b)	Payment of Wages Act, 1936;

(c)	Employees State Insurance Act, 1948

(d)	Payment of Gratuity Act, 1972

(e)	Employees Provident Fund and Miscellaneous Provisions Act, 1952

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(f)	Maternity Benefit Act, 1961;

(g)	Payment of Bonus Act, 1965;

(h)	Sexual Harassment of Women at Workplace (Prevention, Prohibition and Redressal) Act, 2013;

(i)	Delhi Shops and Establishments Act, 1954;

(j)	Punjab Shops and Commercial Establishments Act, 1958;

(k)	Maharashtra Shops and Establishments (Regulation of Employment and Conditions of Service) Act, 2017;

(l)	Rajasthan Shops and Commercial Establishment Act, 1958; and

(m)	U.P Dookan Aur Vanijya Adhishthan Adhiniyam, 1962.

10.8
With effect from Completion, the Sellers’ agree to indemnify, defend and hold harmless (and keep at all times fully indemnified and harmless), the Purchaser, the Group Companies and their respective directors and employees, from and against, any and all Losses arising out of or in relation to the matters set out in Schedule 11 (Litigation).

10.9
The Sellers jointly and severally covenant to pay USD 300,000 to the Purchaser within 3 months following Completion.  Any payment made by a Seller pursuant to this Clause shall, to the maximum extent possible, be deemed to be a reduction in that part of the Consideration relating to the Sale Shares 2.

11.	NO RIGHT TO RESCIND OR TERMINATE
Save for the Parties’ express right to terminate in Clause 6.3(c) (Completion), no Party shall be entitled to rescind or terminate this Agreement before or after Completion. Nothing in this Clause 11 or otherwise in this Agreement shall operate to limit or exclude any liability for fraud or fraudulent misconduct.

12.	BUSINESS INFORMATION
To the extent that any information reasonably required for the business of any Group Company is not in the possession of the Purchaser but is held by the Sellers, for a period of seven (7) years following the Completion Date, the Sellers shall use their reasonable endeavours to procure that such information is provided to the Purchaser within 15 Business Days following a written request for such information by the Purchaser. For the avoidance of doubt, the Sellers shall not be under any obligation to provide to the Purchaser any Intellectual Property of any Seller.

13.	CONFIDENTIALITY

13.1	Save as expressly provided in Clause 13.3 below or Clause 11 of the Tax Deed, each of the Sellers shall treat as confidential the provisions of the Transaction Documents, all information

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they possess relating to each Group Company and all information they have received or obtained relating to the Purchaser’s Group as a result of, or in connection with, negotiating or entering into the Transaction Documents.

13.2
Save as expressly provided in Clause 13.3 below or Clause 11 of the Tax Deed, the Purchaser shall, and shall procure that each member of the Purchaser’s Group which receives such information shall, treat as confidential the provisions of the Transaction Documents and all information it has received or obtained relating to the Sellers and the Group Companies as a result of, or in connection with, negotiating or entering into the Transaction Documents.

13.3	A Party may disclose, or permit the disclosure of, information which would otherwise be confidential if and to the extent that it:

(a)	is disclosed to Agents of that Party, if this is reasonably required in connection with this Agreement (and provided that such Persons are required to treat that information as confidential); or

(b)	is required by Applicable Law or any securities exchange, regulatory, Governmental Authority to which a Party is subject or pursuant to any order of any Governmental Authority; or

(c)	is disclosed to a Taxation Authority where required by Applicable Law in connection with the Tax Affairs of the disclosing Party (or any of its Affiliates); or

(d)	was already in the lawful possession of that Party or its Agents without any obligation of confidentiality (as evidenced by written records); or

(e)	comes into the public domain other than as a result of a breach by a Party of this Clause 13, provided that, to the extent reasonably practicable and permissible under Applicable Law, prior written notice of any confidential information to be disclosed pursuant to this Clause 13 (other than Clause 13.3(c)), shall be given to the other Parties.

13.4	The confidentiality restrictions in this Clause 13 shall continue to apply after the termination of this Agreement pursuant to Clause 6.3(c) (Completion) without any limit in time.

14.	ANNOUNCEMENTS

14.1
Except as provided in Clause 14.2 below, no announcement shall be made by or on behalf of any Party or a member of the Relevant Party’s Group relating to the Transaction Documents without the prior written approval of the other Parties.

14.2
A Party and/or a member of the Relevant Party’s Group may make an announcement relating to the Transaction Documents if (and only to the extent) required by Applicable Law of any relevant jurisdiction or any Governmental Authority, to which the announcing party is subject to or submits, provided that such announcement shall, so far as is reasonably practicable and permissible by Applicable Law, be made after prior written approval (such approval not to be unreasonably withheld or delayed), of the Sellers in case of announcement by the Purchaser or a member of its Relevant Party’s Group and the Purchaser in case of announcement by the Sellers

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or a member of their Relevant Party’s Group and after taking into account the reasonable requirements of such other Party as to its timing, content and manner of making or dispatch.

15.	GUARANTEE BY PURCHASER’S GUARANTOR

15.1	The Purchaser's Guarantor unconditionally and irrevocably:

(a)	guarantees to the Sellers the payment when due of all amounts payable by the Purchaser under or pursuant to this Agreement;

(b)	undertakes to ensure that the Purchaser will perform when due all its obligations under or pursuant to this Agreement;

(c)
agrees that if and each time that the Purchaser fails to make any payment when it is due under or pursuant to this Agreement, the Purchaser's Guarantor shall forthwith on demand (without requiring the Sellers first to take steps against the Purchaser or any other Person) pay that amount to the Sellers as if it were the principal obligor in respect of that amount; and

(d)
agrees as principal debtor and primary obligor to indemnify the Sellers against all losses and damages sustained by it arising from any non-payment or default of any kind by the Purchaser under or pursuant to this Agreement.

15.2
The Purchaser's Guarantor's obligations under this Agreement shall not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including without limitation:

(a)	any time or indulgence granted to, or composition with, the Purchaser or any other Person;

(b)	the taking, variation, renewal or release of, or neglect to perfect or enforce this Agreement or any right, guarantee or remedy from or against the Purchaser or any other Person;

(c)	any variation or change to the terms of this Agreement; or

(d)	any unenforceability or invalidity of any obligation of the Purchaser, so that this Agreement shall be construed as if there were no such unenforceability or invalidity.

15.3
Any agreement, waiver, consent or release given by the Purchaser shall bind the Purchaser's Guarantor and in references in any of those documents to the ‘Parties’ the Purchaser and the Purchaser's Guarantor shall be treated as being a single party.

16.	ASSIGNMENT

16.1
No Party may, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement or the Tax Deed without the prior written consent of the other Parties, except for:

(a)	the Purchaser shall be entitled to assign its rights or obligations under this Agreement as security to banks or finance providers financing the transactions contemplated under

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this Agreement provided that the assignee of such rights shall not be entitled to further assign them other than by way of enforcement of such security; and

(b)
the Purchaser shall be entitled to assign its rights or obligations under this Agreement or the Tax Deed to any other member of the Purchaser’s Group, provided, however, that an assignment under this paragraph (b) shall only be valid if the assignee is obliged to reassign such right or obligation in case it ceases to be a member of the Purchaser’s Group.

16.2
If an assignment is made in accordance with this Clause 16, the liabilities of the parties under this agreement shall be no greater than such liabilities would have been had the assignment not occurred.

17.	PAYMENTS

17.1
Unless otherwise expressly stated (or as otherwise agreed in the case of a given payment) and subject to the provisions of Schedule 10 (Transaction Tax Claims), each payment to be made to a Seller or the Purchaser under this agreement or the Tax Deed shall be made in USD by wire transfer of the relevant amount into the relevant account on the date the payment is due for value and immediately available funds. The relevant accounts for a given payment are:

(a)	if that payment is to Seller 1, Seller 1’s Designated Account;

(b)	if that payment is to Seller 2, Seller 2’s Designated Account;

(c)	if that payment is to Seller 3, Seller 3’s Designated Account; and

(d)	if that payment is to the Purchaser, Purchaser’s Designated Account.

18.	FURTHER ASSURANCE
Each of the Parties shall, and shall use reasonable endeavours to procure that any necessary third party shall, from time to time and at the cost of the relevant Party, execute and deliver all such further acts, documents and things as may be reasonably required by, and in a form reasonably satisfactory to the other Party, to transfer the Sale Shares to the Purchaser and in order to give each Party the full benefit of this Agreement.

19.	ENTIRE AGREEMENT

19.1
This Agreement, together with the Transaction Documents, constitutes the whole agreement between the Parties and supersedes any previous arrangements or agreements between them relating to the sale and purchase of the Sale Shares.

19.2
Each Party confirms that it has not entered into this Agreement or any other Transaction Document on the basis of any warranty, undertaking or other statement whatsoever by the Party or any of its Related Persons which is not expressly incorporated into this Agreement or the relevant Transaction Document and that, to the extent permitted by Applicable Law, a Party shall have no right or remedy in relation to action taken in connection with this Agreement or any

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other Transaction Document other than pursuant to this Agreement or the relevant Transaction Document.

19.3	A Party’s only right or remedy in respect of any provision of this Agreement or any other Transaction Document shall be for breach of this Agreement or that Transaction Document.

19.4	In this Clause 19, “Related Persons” means, in relation to a Party, members of the Relevant Party’s Group and the Agents of that Party and of members of the Relevant Party’s Group.

19.5	Nothing in this Clause 19 shall operate to limit or exclude any liability for fraud or fraudulent misrepresentation.

20.	SEVERANCE AND VALIDITY
If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, it shall be deemed to be severed from this Agreement. The remaining provisions will remain in full force in that jurisdiction and all provisions will continue in full force in any other jurisdiction.

21.	VARIATIONS
No variation of this Agreement shall be effective unless in writing and signed by or on behalf of the Parties.

22.	REMEDIES AND WAIVERS

22.1
No waiver of any right under this Agreement or any other Transaction Document shall be effective unless in writing. Unless expressly stated otherwise a waiver shall be effective only in the circumstances for which it is given.

22.2
No delay or omission by any Party in exercising any right or remedy provided by Applicable Law or under this Agreement, except in relation to any right or remedy contained in Schedule 6 (Sellers’ Limitation on Liability), shall constitute a waiver of such right or remedy.

22.3	The single or partial exercise of a right or remedy under this Agreement shall not preclude any other nor restrict any further exercise of any such right or remedy.

22.4	The rights and remedies provided in this Agreement are cumulative and do not exclude any rights or remedies provided by Applicable Law except as otherwise expressly provided.

23.	EFFECT OF COMPLETION
The provisions of this Agreement which remain to be performed following Completion shall continue in full force and effect notwithstanding Completion.

24.	THIRD PARTY RIGHTS

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A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement.

25.	COSTS AND EXPENSES
Each Party shall pay its own costs and expenses in connection with the negotiation, preparation and performance of this Agreement and the other Transaction Documents.

26.	WITHHOLDINGS AND DEDUCTIONS, GROSS-UP AND VAT

26.1
All sums payable (other than payments of Consideration or payments under Clause 10.9) by any party under this Agreement shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever save only as may be required by law. If any deductions or withholdings are required by law in respect of any payment made under this Agreement, then (other than in respect of any payment of the Consideration or any payment under Clause 10.9) the payer shall be obliged to pay to the recipient such additional amounts as will ensure that the recipient receives, in total, an amount which (after such deduction or withholding has been made) is no more and no less than it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

26.2
If the recipient of a payment under Clause 26.1 above obtains a refund of or obtains and utilises a credit for any Tax payable by it or similar benefit by reason of any deduction or withholding for or on account of Taxation for which it has been compensated in accordance with Clause 26.1 then it shall reimburse to the payer such part of such additional amounts paid to it pursuant to Clause 26.1 as the recipient determines will leave it (after such reimbursement) in no better and no worse position than would have been the case if the payer had not been required to make such deduction or withholding.

26.3
Where any payment (other than payments of Consideration or payments under Clause 10.9) is made or to be made by any party under this Agreement then the sum payable shall be adjusted to such sum as will ensure that after payment of any Taxation charged on such sum in the hands of the recipient (not taking into account any Reliefs available to the recipient), the recipient shall be left with a sum equal to the sum that it would have received in the absence of such a charge to Taxation.

26.4	Clause 26.3 shall not apply:

(a)	to Tax attributable to a payment being properly treated as an adjustment to the Relevant Consideration paid by the Purchaser for the Relevant Sale Shares under the terms of this Agreement; or

(b)	if and to the extent that the amount of the payment or refund has already been adjusted to take account of the Tax that will or would be charged on receipt.

26.5
Clause 26.3 shall apply (for the avoidance of doubt, subject to the exclusions in Clause 26.4) to any amount deducted, withheld, set off or counterclaimed as contemplated by Clause 26.1 as it applies in respect of sums paid to the person entitled.

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26.6
Where under the terms of this Agreement any party is liable to indemnify or reimburse the other party in respect of costs, charges or expenses, the payment shall include an amount equal to any irrecoverable VAT thereon.

26.7
For the avoidance of doubt, references in this Agreement (other than in Clauses 26.1, 26.3 and 26.6) to the amount of a payment under this Agreement (or a Clause of it) or similar expressions include any amount by which such payment was increased or supplemented pursuant to this Clause 26.

27.	NOTICES

27.1
Any notice or other communication to be given under or in connection with this Agreement or the Tax Deed (the “Notice”) shall be in the English language in writing and signed by or on behalf of the Party giving it. A Notice may be delivered personally or sent by facsimile, pre‑paid recorded delivery or international courier to the address or fax number provided in Clause 27.3 below, and marked for the attention of the Person specified in that Clause.

27.2	A Notice shall be deemed to have been received:

(a)	at the time of delivery if delivered to the address of the relevant person;

(b)	at the time of transmission if sent by facsimile;

(c)	five (5) Business Days after the time and date of posting if sent by pre‑paid recorded delivery or registered post; or

(d)	three (3) Business Days after the time and date of posting if sent by international courier, provided that if deemed receipt of any Notice occurs after 6.00 p.m. or is not on a Business Day, deemed receipt of the Notice shall be 9.00 a.m. on the next Business Day. References to time in this Clause 27 are to local time in the country of the addressee.

27.3	The addresses for service of Notice are:
Seller 1:
Name:    LEI Singapore Holdings Pte Ltd

Address:	10 Collyer Quay, Ocean Financial Centre, #37-06 to 10, Singapore, 049315
For the attention of:    Managing Director
Copy to:     Sean.Mulcahy@laureate.net
Seller 2:
Name:    Laureate I BV

Address:	Barbara Strozzilaan 201, 1083 HN Amsterdam, The Netherlands
For the attention of:    Sean Mulcahy, Director B
Copy to:     Sean.Mulcahy@laureate.net

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Seller 3:
Name:    Laureate International BV

Address:	Barbara Strozzilaan 201, 1083 HN Amsterdam, The Netherlands
For the attention of:    Sean Mulcahy, Director B
Copy to:     Sean.Mulcahy@laureate.net
Company 1:
Name:    Pearl Retail Solutions Private Limited

Address:	A - 21/13, Naraina Industrial Area, Phase II, New Delhi – 110028
For the attention of:    Directors
Copy to (after Completion):     legal@gus.global
Company 2:
Name:    M-Power Energy India Private Limited

Address:	212, First Floor Okhla Industrial Estate, Phase III, New Delhi – 110020
For the attention of:    Directors
Copy to (after Completion):     legal@gus.global
Company 3:
Name:    Data Ram Sons Private Limited

Address:	212, First Floor Okhla Industrial Estate, Phase III, New Delhi – 110020
For the attention of:    Directors
Copy to (after Completion):     legal@gus.global
Purchaser:
Name:    Global University Systems India Bidco B.V.
Address:     Keizersgracht 307, 1016ED Amsterdam
For the attention of:    Directors
Copy to:     legal@gus.global
Purchaser’s Guarantor:
Name:    Global University Systems Holding B.V.
Address:     Keizersgracht 307, 1016ED Amsterdam
For the attention of:    Directors
Copy to:     legal@gus.global

27.4
A Party shall notify the other Parties of any change to its details in Clause 27.3 above in accordance with the provisions of this Clause 27, provided that such notification shall only be effective on the later of the date specified in the notification and five (5) Business Days after deemed receipt of such notification.

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28.	COUNTERPARTS
This Agreement may be executed in any number of counterparts by the Parties to it, each of which shall be an original but all of which together shall constitute one and the same instrument. Delivery of an executed signature page of a counterpart of this Agreement by facsimile transmission or in Adobe Portable Document Format sent by electronic mail, shall take effect as delivery of an executed counterpart of this Agreement. If either method is adopted, without prejudice to the validity of this Agreement, each Party shall provide the other Party with the entire Agreement in original along with such signature page as soon as reasonably practicable thereafter.

29.	GOVERNING LAW, JURISDICTION AND DISPUTE RESOLUTION
Governing Law

29.1	This Agreement, including any non‑contractual obligations arising out of or in connection with this Agreement, is governed by and shall be construed in accordance with English law.
Dispute Resolution

29.2
If any dispute, controversy, Claim or Indemnity Claim arises out of or in connection with this Agreement, including any question regarding its existence, validity or termination (a “Dispute”), the Parties shall use all reasonable endeavours to resolve the matter amicably, within 15 Business Days of notice of such Dispute being given by one Party to another.

29.3	The Parties agree to be subject to, and irrevocably submit to, the exclusive jurisdiction of the English courts.

29.4
%3.    Each Seller irrevocably appoints Law Debenture Corporate Services Limited of Fifth     Floor, 100 Wood Street, London EC2V 7EX, United Kingdom as its agent under this     Agreement for service of process in any proceedings before the English courts.

(a)
Each of the Purchaser and the Purchaser’s Guarantor irrevocably appoints, and with effect from Completion each Group Company irrevocably appoints, Irwin Mitchell LLP of Station Way, Crawley, England RH10 1JA as its agent under this Agreement for service of process in any proceedings before the English courts.

(b)	Each Party agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(c)	This Clause 29.4 does not affect any other method of service allowed by law.

30.	SPECIFIC PERFORMANCE
The Parties agree that damages may not be an adequate remedy and the Parties shall be entitled to an injunction, restraining order, right for recovery, suit for specific performance or such other equitable relief as a court or tribunal of competent jurisdiction may deem necessary or appropriate to restrain the other Party from committing any violation or enforce the performance of the covenants and obligations contained in this Agreement or the other Transaction Documents. These injunctive remedies are cumulative and are in addition to any other rights and remedies

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the Parties may have under the Transaction Documents, at applicable law or in equity, including without limitation a right for damages.

31.	STAMP DUTY
Any stamp duty payable on this Agreement and the transfer of the Sale Shares by the Sellers to the Purchaser shall be paid by the Sellers.
In Witness Whereof each Party has executed this Agreement, or caused this Agreement to be executed, by its duly authorised representatives.

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SCHEDULE 1 | RELEVANT SALE SHARES AND RELEVANT CONSIDERATION
PART 1 – RELEVANT SELLER SHAREHOLDING PATTERN AS ON EXECUTION DATE

(1)	(2)	(3)	(4)	(5)
Name of Company	Relevant Seller	Relevant Sale Shares	Relevant Percentages	Relevant Consideration (USD)
Pearl Retail Solutions Private Limited	Seller 1	700,000	100%	30,000,000.00
M-Power Energy India Private Limited	Seller 2	1,588,773	99.99%	99,993,680.10
	Seller 3	1	0.01%	62.90
Data Ram Sons Private Limited	Seller 2	115,257	85.21%	15,634,733.00
	Total			145,628,476.0

PART 2 – POST-COMPLETION SHAREHOLDING PATTERN

(1)	(2)	(3)	(4)
Name of Company	Shareholders	Number of Shares Held	Percentage of Shares Held
Pearl Retail Solutions Private Limited	Purchaser	699,999	99.99%
	Global University Systems Capital B.V.	1	0.01%
M-Power Energy India Private Limited	Purchaser	1,588,773	99.99%
	Global University Systems Capital B.V.	1	0.01%
Data Ram Sons Private Limited	M-Power Energy India Private Limited	20,000	14.79%
	Purchaser	115,257	85.21%

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SCHEDULE 2 | DETAILS OF THE GROUP COMPANIES

Company name	:	Pearl Retail Solutions Private Limited
Company identification number	:	U74140DL2004PTC131306
Date and place of incorporation	:	16 December 2004 in New Delhi
Registered office	:	A-3, Community Centre, Naraina Industrial Area, Phase II, New Delhi – 110028
Authorised share capital	:	INR 15,000,000
Issued share capital	:	INR 7,000,000
Shareholders	:	Seller 1
Directors	:	Mr. Marcus Rudolf Kaeller, Mr. Balkishan Sahni, Mr. Michael James Reed and Mr. Ajay Kumar Yadav
Company Secretary	:	Munish K Sharma & Associates
Auditors	:	Price Waterhouse Chartered Accountants LLP
Accounting reference date	:	31 March
Tax residency	:	India

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Company name	:	M-Power Energy India Private Limited
Company identification number	:	U74140DL2001PTC110688
Date and place of incorporation	:	3 May 2001 in New Delhi
Registered office	:	212, First Floor Okhla Industrial Estate, Phase III, New Delhi – 110020
Authorised share capital	:	INR 6,000,000
Issued share capital	:	INR 1,588,774
Shareholders	:	Seller 2 and Seller 3
Directors	:	Mr. Marcus Rudolf Kaeller, Mr. Balkishan Sahni, Mr. Michael James Reed and Mr. Ajay Kumar Yadav
Company Secretary	:	Munish K Sharma & Associates
Auditors	:	Rajiv Gupta & Co.
Accounting reference date	:	31 March
Tax residency	:	India

Company name	:	Data Ram Sons Private Limited
Company identification number	:	U70102DL1987PTC225493
Date and place of incorporation	:	11 March 1987 in New Delhi
Registered office	:	212, First Floor Okhla Industrial Estate, Phase III, New Delhi – 110020
Authorised share capital	:	INR 40,000,000
Issued share capital	:	INR 13,525,700
Shareholders	:	Company 2 and Seller 2
Directors	:	Mr. Michael James Reed, Mr. Balkishan Sahni, Mr. Ajay Kumar Yadav and Ms. Monika Srivastava
Company Secretary	:	Munish K Sharma & Associates
Auditors	:	Rajiv Gupta & Co
Accounting reference date	:	31 March
Tax residency	:	India

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SCHEDULE 3 | COMPLETION ARRANGEMENTS

PART 1 | GROUP COMPANIES’ OBLIGATIONS
At Completion, each Group Company shall:

1.	procure that a meeting of its board of directors is held at which:

a.
subject to the Purchaser and the Sellers fulfilling their obligations pursuant to paragraph 1.1 of Part 2 and paragraphs 1.3 and 1.4 of Part 3 respectively of this Schedule 3 (Completion Arrangements), it shall duly authorise and take on record the transfer of the Relevant Sale Shares from the Relevant Sellers to the Purchaser and enter the Purchaser’s name into the register of members as the holder of the Relevant Sale Shares, and endorse the original share certificates in respect of the Relevant Sale Shares in favour of the Purchaser;

b.	it takes on record the appointment of Arkady Etingen as a director of each of Company 1, Company 2 and Company 3;

c.
it takes on record the resignation of Mr. Marcus Rudolf Kaeller and Mr. Michael James Reed as directors in case of Company 1, Mr. Marcus Rudolf Kaeller and Mr. Michael James Reed as directors in case of Company 2 and Mr. Michael James Reed and Ms Monika Srivastava as directors in case of Company 3;

d.	update the register of directors of such Group Company to reflect the changes in composition of the board of directors of such Group Company, as provided in paragraphs 1.2 and 1.3 above;

e.	duly update the register of members and register of share transfers to record the transfer of the Relevant Sale Shares; and

f.
authorise a Person identified by the Purchaser in connection with making all necessary applications, reporting and filings to the relevant registrar of companies in India in connection with the appointment and resignation of the directors; and

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2.	deliver to the Purchaser:

a.
endorsed share certificates and the duly stamped and executed share transfer forms (delivered to it pursuant to paragraph 1.1 of Part 2 of this Schedule 3 (Completion Arrangements)) in respect of the Relevant Sale Shares;

b.	a certified copy of the updated register of members indicating the Purchaser’s ownership of the Relevant Sale Shares; and

c.	a certified copy of the minutes of the meetings of the board of directors of each Group Company referred to in paragraph 1 of this Part 1 of Schedule 3 (Completion Arrangements).

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PART 2 | PURCHASER’S OBLIGATIONS

1.	At Completion, the Purchaser shall:

1.1.
counter-sign the share transfer forms delivered to it by each Seller in relation to the sale of the Relevant Sale Shares pursuant to paragraph 1.3 of Part 3 of this Schedule 3 (Completion Arrangements) and deliver this and the original share certificate (provided to it pursuant to paragraph 1.4 of Part 3 of this Schedule 3 (Completion Arrangements)) to the relevant Group Company, in order for such Group Company to undertake the actions set out in Part 1 of this Schedule 3 (Completion Arrangements);

1.2.
deliver to each Group Company, director identification numbers (duly allotted by the Ministry of Corporate Affairs) consent letter and such other documents as may be required in relation to appointment of directors, in respect of the Persons nominated by the Purchaser to be directors of such Group Company (and who are to be approved as such pursuant to paragraph 1.2 of Part 1 of this Schedule 3 (Completion Arrangements));

1.3.
deliver to the Sellers, and shall procure that the Purchaser’s Guarantor delivers to the Sellers, a certified copy of the minutes of the meeting of its, or the Purchaser’s Guarantor as the case may be, board of directors, and if required by its, or the Purchaser’s Guarantor as the case may be, articles of association or equivalent constitutional documents, a shareholder resolution, authorising the execution of this Agreement and, if applicable, the Tax Deed and the consummation of the transactions contemplated under this Agreement; and

1.4.
subject to, and in accordance with, the provisions in Schedule 10 (Transaction Tax Claims), pay the Relevant Consideration in respect of all of the Relevant Sale Shares to Seller 2’s Designated Account. Each Relevant Seller authorises payment of the Relevant Consideration into such account, which shall constitute a good discharge to the Purchaser in respect of the Relevant Consideration and the Purchaser shall have no obligation as to the distribution or allocation of such Relevant Consideration as between the Relevant Sellers or to any other person.

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PART 3 | SELLERS’ OBLIGATIONS

1.	At Completion, each Seller shall:

1.1.	procure that each Group Company undertakes all of the actions referred to in Part 1 of this Schedule 3 (Completion Arrangements);

1.2.
deliver to the Purchaser a certified copy of the minutes of the meeting of the board of directors of each Seller, and if required by its articles of association or equivalent constitutional documents, a shareholder resolution, authorising the execution of this Agreement and the Tax Deed and the completion of the sale and purchase of the Relevant Sale Shares under this Agreement;

1.3.	deliver to the Purchaser the duly stamped and executed share transfer form in connection with transfer of its Relevant Sale Shares to the Purchaser for the Purchaser’s counter-signature; and

1.4.	deliver to the Purchaser the original share certificates in respect of its Relevant Sale Shares.

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SCHEDULE 4 | SELLERS’ WARRANTIES

1.	Incorporation and Authority of Seller

1.	Each Seller is a company incorporated and validly existing under the laws of its relevant jurisdiction.

2.	Each Seller has the necessary power and authority to enter into and perform this Agreement and the other Transaction Documents to which it is a party.

3.
The execution, delivery and performance by each Seller of the Transaction Documents will not result in a breach of: (i) any provision of the memorandum and articles of association of any Seller; or (ii) any order, judgment or decree of any court or Governmental Authority by which such Seller is bound.

4.
None of the Sellers will be required to give any notice to or make any filing with or obtain any permit, consent, waiver or other authorisation from any Governmental Authority in connection with the execution, delivery and performance of the Transaction Documents.

2.	Ownership of the Sale Shares

a.
Each Seller is the sole beneficial owner of the Relevant Sale Shares set opposite its name in Part 1 of Schedule 1 (Relevant Sale Shares and Relevant Consideration) and has the right to exercise all voting and economic rights over the Relevant Sale Shares.

b.	The Sale Shares are fully paid up.

c.	The Sale Shares are free from all Encumbrances.

d.
There are no agreements or commitments outstanding which call for the issue of any shares, debentures or other securities of the relevant Group Company or accord to any Person the right to call for the issue of any such shares, debentures, or other securities.

3.	Insolvency

a.	No administrator, receiver or administrative receiver has been appointed in respect of the whole or any part of the assets or undertaking of any Seller.

b.	No order has been made and no resolution has been passed for the winding‑up of any Seller and, so far as such Seller is aware, no petition has been presented for that purpose.

c.	No Seller is unable to pay its debts as they fall due and no Seller has stopped paying its debts as they fall due.

d.	No voluntary arrangement, compromise or similar arrangement with creditors has been proposed, agreed or sanctioned in respect of a Seller.

4.	Taxation

a.	Seller 1 is a resident of Singapore as defined under Article 4 of the Singapore DTAA and a non-resident of India as per the Income Tax Act and is eligible to claim the benefits

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of the Singapore DTAA including, in particular, the benefit of full exemption from Indian Tax on the sale of the Sale Shares 1A to the Purchaser. Accordingly, no Taxes are required to be withheld by the Purchaser from the Relevant Consideration paid to Seller 1 for the Sale Shares 1A.

b.	Seller 1 does not have a permanent establishment in India as defined in the Singapore DTAA.

c.
Seller 2 is a tax resident of Netherlands as defined under Article 4 of the Netherlands DTAA and a non-resident of India as per the Income Tax Act and is eligible to claim the benefits of the Netherlands DTAA including, in particular, the benefit of full exemption from Indian Tax on the sale of the Sale Shares 2 to the Purchaser. Accordingly, no Taxes are required to be withheld by the Purchaser from the Relevant Consideration paid to Seller 2 for Sale Shares 2.

d.	Seller 2 does not have has a permanent establishment in India as defined in the Netherlands DTAA.

e.
The Sellers are effectively controlled and managed from their respective jurisdictions. None of the Sellers have their place of effective management in India as defined under section 6 of the income Tax Act read in accordance with applicable rules or guidelines.

f.	Each of the Sellers have acquired and held their respective Sale Shares as ‘capital assets’ for the purposes of the Income Tax Act.

g.	For accounting purposes, each of the Sellers have at all times treated their respective Sale Shares as investments, and not as ‘stock in trade’.

h.	None of the Sellers have any pending proceedings with the Indian Tax Authority or any outstanding Tax demands in India.

i.	So far as the Sellers are aware, the proposed sale of Sale Shares 1, Sale Shares 2 and Sale Shares 3 does not require any approval from the Indian Tax Authority.

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SCHEDULE 5 | GROUP COMPANIES’ WARRANTIES

In this Schedule:

(a)
“Material Adverse Effect” means an effect that reduces by 5 per cent. or more the turnover or the annual operating profits of the Group Companies taken as a whole relative to the aggregate figure for turnover or operating profits set out in the respective Group Company’s Accounts; and

(b)	“Relevant Date” means, in relation to a Group Company, the later of: (a) the date which is three years prior to the Execution Date; and (b) the date of incorporation of that Group Company.

1.	Incorporation and Authority of the Group Company

1.	Each Group Company is a company duly incorporated and validly existing under the laws of India.

2.	The copies of each Group Company’s memorandum of association and articles of association, all of which have been provided to the Purchaser, are true and accurate.

3.	Each Group Company has the necessary power and authority to enter into and perform this Agreement.

4.
The execution, delivery and performance by each Group Company of this Agreement will not result in a breach of: (i) any provision of the constitutional documents of such Group Company; and (ii) any order, judgment or decree of any court or Governmental Authority by which such Group Company is bound.

5.
No Group Company is or shall be required to give any notice to or make any filing with or obtain any approval, permit, consent, waiver or other authorisation from any Governmental Authority in connection with the performance of its obligations under this Agreement.

6.	Each Group Company possesses full corporate power and authority to conduct its business as being conducted as of the Execution Date.

2.	Ownership of Shares and Share Capital

1.
The Persons listed in Part 1 of Schedule 1 (Relevant Sale Shares and Relevant Consideration) are the sole legal and beneficial owners of the shares of the relevant Group Company as at the Execution Date.

2.	Sale Shares 1 constitute the entire allotted and issued share capital of Company 1.

3.	Sale Shares 2 constitute the entire allotted and issued share capital of Company 2.

4.	Sale Shares 3 constitute eighty five decimal two one per cent. (85.21%) of the allotted and issued share capital of Company 3.

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5.
No Person has the right under any outstanding agreement with any Seller or any Group Company to call for the allotment, conversion, issuance, registration, sale or transfer of any share capital of the relevant Group Company.

6.
There are no outstanding instruments, including preference shares (convertible or non-convertible) or debentures (convertible or non-convertible) of any Group Company entitling the owner of the instrument to any share capital of such Group Company.

7.	The particulars contained in Schedule 1 are true and accurate.

3.	Filings, Books and Records

1.	All documents required to be filed by the Group Companies with the registrar of companies in India are complete and accurate in all material respects and have been properly filed.

2.	The statutory books of each Group Company contain details of all matters required by Applicable Law, to be entered in them.

3.	The Books and Records have been properly kept in all material respects and contain complete and accurate records of all matters required by Applicable Law.

4.	Insolvency

(a)
No Group Company is subject of any corporate insolvency resolution process under the Bankruptcy Code. No such corporate insolvency process or proceedings have been threatened in writing against any Group Company.

(b)	No order has been made and no resolution has been passed for the winding‑up of any Group Company and, so far as the Sellers are aware, no petition has been presented for that purpose.

(c)	No Group Company is unable to pay its debts as they fall due and no Group Company has stopped paying its debts as they fall due.

(d)	No voluntary arrangement, compromise or similar arrangement with creditors has been proposed, agreed or sanctioned in respect of a Group Company.

5.	Material Agreements

(a)	No Group Company is in default, or has received notice that it is in default, under any Material Agreement.

(b)	All Material Agreements are in full force and effect and are valid and binding in accordance with their terms (subject to applicable insolvency laws).

(c)	No Group Company is a party to or subject to any material contract, transaction, arrangement, understanding or obligation (other than in relation to any Property or contract of employment) which:

i.	is not in the ordinary and usual course of business;

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ii.	is not wholly on an arm’s length basis; or

iii.	has an unexpired term or likely duration of three years or more after the Execution Date.

(d)
Other than the Related Party Arrangements, there are no material existing contracts, arrangements or understandings, whether legally binding or not, between, on the one hand, any Group Company and, on the other hand, a Seller or another member of the Sellers’ Group.

6.	Indebtedness

1.
Details of all financial facilities (including loans, bonds and hedging instruments) outstanding or available to the Group Companies are given in the Disclosure Letter, the Sellers are in compliance with such facilities in accordance with their terms and, so far as the Sellers are aware, there are no circumstances whereby the continuation of any such facilities might be prejudiced or affected as a result of a transaction effected by this Agreement.

2.
Other than in the ordinary and usual course of business, so far as the Sellers are aware, there is no outstanding guarantee, indemnity or similar assurance against loss or other security or arrangement having an effect equivalent to the granting of security (whether or not legally binding) given by (i) any Group Company; or (ii) for the benefit of any Group Company. Nor, so far as the Sellers are aware, is any Group Company liable, by virtue of any act or omission as director, shadow director or “de facto” manager or director of another person, to pay all or part of the debts or liabilities of that person.

3.	No Group Company has, since the Relevant Date, received any written notice:

1.	to repay any borrowings or indebtedness under any agreement relating to any borrowing (or indebtedness in the nature of borrowing) which are repayable on demand; or

2.	that an event of default has occurred and is outstanding under any agreement relating to any borrowing (or indebtedness in the nature of borrowing) or other credit facility of a Group Company.

4.
The total amount borrowed or guaranteed by the Group Companies, either individually or in aggregate, does not exceed any limitation on its borrowings or guarantees imposed by any of its financial facilities or contained in its constitutional documents, any debt programme or in any agreement or instrument binding upon any Group Company.

5.	No Group Company has outstanding any loan capital (other than under its bank facilities or normal trade credits).

6.
No Group Company has, since the Relevant Date, lent any money which is due to be repaid and has not been repaid and no Group Company owns the benefit of any debt, other than in any such case: (i) any debts accrued in the ordinary course of its business; and (ii) any loans from one Group Company to another Group Company.

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7.	No Group Company has engaged in any financing of a type which would not be required to be shown or reflected in the Accounts.

8.
No Group Company has, since the Relevant Date, obligations under any guarantee, indemnity, support letter or other contingent obligation, by whatever name called or referred to, given or undertaken by the Sellers in relation to or arising out of any obligations or liabilities of such Group Company.

7.	Insurances

1.
The Group Companies have been covered since the Relevant Date by insurance on the bases and in respect of the risks referred to in the insurance documents contained in the Data Room, and such insurances are in full force and effect and all premiums have been duly paid to date.

2.
In respect of the insurances referred to in paragraph (a) above, no circumstances have arisen prior to the execution, delivery and/or performance of this Agreement which would render any of the policies void or unenforceable for illegality or otherwise.

8.	Compliance with Applicable Law

1.
Each Group Company is conducting and has, in the thirty six (36) months immediately preceding the Execution Date, conducted its business in compliance with Applicable Law including but not limited to obtaining registrations, timely submissions of returns to the relevant authorities, maintenance of registers and compliance with other provisions of the below mentioned Indian legislations:

(i)	Contract Labour (Regulation and Abolition) Act, 1970;

(ii)	Payment of Wages Act, 1936;

(iii)	Employees State Insurance Act, 1948;

(iv)	Payment of Gratuity Act, 1972;

(v)	Employees Provident Fund and Miscellaneous Provisions Act, 1952;

(vi)	Maternity Benefit Act, 1961;

(vii)	Payment of Bonus Act, 1965;

(viii)	Sexual Harassment of Women at Workplace (Prevention, Prohibition and Redressal) Act, 2013;

(ix)	Delhi Shops and Establishments Act, 1954;

(x)	Punjab Shops and Commercial Establishments Act, 1958;

(xi)	Maharashtra Shops and Establishments (Regulation of Employment and Conditions of Service) Act, 2017;

(xii)	Rajasthan Shops and Commercial Establishment Act, 1958; and

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(xiii)	U.P Dookan Aur Vanijya Adhishthan Adhiniyam, 1962,
except, in each case, where such non-compliance will not have a Material Adverse Effect on, or would not cause material reputational damage to, the relevant Group Company.

2.
So far as the Sellers are aware, no Group Company has, in the thirty six (36) months immediately preceding the Execution Date, received written notice from any Governmental Authority that it is in violation of any Applicable Law where such violation would have a Material Adverse Effect on, or would cause material reputational damage to, the relevant Group Company.

ii.
No Group Company has engaged, since, in the case of Company 1, 21 August 2011 or, in the case of Company 2, 8 April 2013 or, in the case of Company 3, 22 August 2014, in any activity or conduct that is or has been in violation of any Anti-Corruption Laws applicable to any of its assets or operations.

iii.	So far as the Sellers are aware, no Group Company is a party to any agreement or concerted practice or is carrying on any practice material to the business of the Group in respect of which:

1.
any request for information, statement of objections or similar matter has been received with regard to antitrust, fair trading, dumping, state aid or similar legislation from any court, tribunal, government or national or supra-national authority; or

2.	any complaint alleging infringements of anti-trust, fair trading, dumping, state aid or similar legislation has been received by the Group Company or submitted to any relevant court or authority.

9.	Licences
Each Group Company has all material licences, permissions, authorisations and consents required for the carrying on of the business as now carried on by it and no Group Company has received written notice that it is in default under any such licence, permission, authorisation or consent where such default would have a Material Adverse Effect on, or would cause material reputational damage to, the relevant Group Company.

10.	Assets
Each Group Company has legal, valid and subsisting title (free from Encumbrances) to all tangible assets included in the Accounts or acquired by the Group Company after 31 March 2018. The material tangible assets owned by each Group Company comprise all the assets reasonably necessary for the operation of its business in the manner in, and to the extent to, which it is presently conducted.

11.	Litigation and investigations
Save as Disclosed, no Group Company is engaged in any litigation, arbitration, mediation or criminal proceedings (whether as plaintiff, defendant or otherwise) where the amount claimed or the aggregate liability is greater than USD 15,000, and, so far as the Sellers are aware, no such proceeding is pending or has been threatened in writing by or against any Group Company.

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12.	Accounts

1.
The Accounts have been prepared in accordance with Indian GAAP on the date at which they are stated to have been audited and using the same accounting policies as those adopted in preparing the audited accounts for the Group Companies for the previous three Financial Years.

2.	The Accounts give a true and fair view of the assets and liabilities and profit or loss of the relevant Group Company for the financial year ended 31 March 2018.

3.
The management accounts for the period ending on the Accounts Date have been prepared in accordance with US GAAP and do not materially misstate the assets and liabilities of each Group Company as at the Accounts Date nor the profits or loss of the relevant Group Companies for the period concerned.

13.	Events since the Accounts Date
Save as Disclosed, since the Accounts Date:

1.
the business of each Group Company has been conducted in the ordinary course, and there has been no material adverse change in the financial position of such Group Company, except as a result of market conditions and other factors generally affecting similar business;

2.	no Group Company has issued or allotted or agreed to issue or allot any shares or any other security giving rise to a right over its share capital;

3.	no material capital commitments have been entered into or proposed by any Group Company; and

4.	no Group Company has declared, made or paid any dividend or other distribution to its members.

14.	Tax

1.
All Tax for which a Group Company is liable or for which such Group Company is liable to account has been duly paid (insofar as it ought to have been paid unless contested in good faith) and, such Group Company has made all such withholdings, deductions and retentions that it was obliged to make and has accounted in full to the appropriate authority for all amounts so withheld, deducted and retained.

2.	Each Group Company has maintained all records in relation to Tax as it is reasonably required to maintain under Applicable Law.

3.
All returns required to be submitted, all material information required to be supplied, and all notices and payments required to be made, by each Group Company for the purposes of Taxation have been submitted, supplied or made and all such returns, information, notices and payments are correct in all material respects and there are not any disputes nor written enquiries in respect thereof with any Tax Authority.

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4.	Each Group Company has at all times been resident for Tax purposes in its respective country of incorporation and has not at any time been or been treated as resident in any other country.

5.
No Group Company is carrying on and no Group Company has ever carried on any trade or otherwise been liable to Tax other than in its country of incorporation, nor is acting nor has ever acted as the branch, agent, or permanent establishment of any person resident outside its country of incorporation for Tax purposes.

6.
No tax sharing arrangement (including without limitation, any arrangement under which tax losses or tax reliefs are surrendered or claimed or agreed to be surrendered or claimed) has been entered into in respect of the profits, gains or losses of any of the Group Companies and there exists no obligation on any Group Company to make any payment under any such arrangements.

15.	Intellectual property

1.	The Group Companies own or use pursuant to binding licence agreements all material Intellectual Property necessary to conduct their business as presently conducted.

2.
No Group Company has received any written notice that its material Intellectual Property is being opposed, or that any third party is seeking its invalidation or revocation. So far as the Sellers are aware, there is no unauthorised use of any Intellectual Property of a Group Company by any Person.

3.
The use by each Group Company of its Intellectual Property does not infringe the Intellectual Property of any third party nor has it received any written notice of any claim of such infringement from any third party.

4.
So far as the Sellers are aware, there has been no unauthorised use by any Person of any material Intellectual Property of a Group Company or any confidential information belonging to any Group Company.

5.	No Group Company carries on business under a name or names other than its registered corporate or trade names.

16.	Information Technology
In this paragraph 16:
Business IT means all Information Technology owned or used by the Group Companies and which is material to their businesses; and
Information Technology means computer systems, communication systems, software, hardware and related services.

1.
So far as the Sellers are aware, the Business IT is in good working order in all material respects. The present capacity and performance of the Business IT is sufficient to satisfy the business requirements (including requirements as to data volumes) of the businesses of the Group Companies as they are carried out on the Execution Date.

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2.
So far as the Sellers are aware, there have been no performance reductions or breakdowns of, or logical or physical intrusions to, any Business IT or losses of data which in each case have had (or are having) a Material Adverse Effect on, or would cause material reputational damage to, the businesses of the Group Companies.

3.	In relation to any contract pursuant to which any material services relating to, and licences of, Business IT are provided to the Group Companies:

1.	it is in full force and effect;

2.	no written notice has been given or received by any relevant Group Company or member of the Sellers’ Group to terminate it; and

3.
the relevant Group Company or member of the Sellers’ Group has not received or sent written notice that it is in material breach of any of its obligations or that a material dispute has arisen in respect of it.

17.	Data Protection
In this paragraph 17, Data Protection Legislation means all applicable laws and regulations in connection with privacy and protection of personal data in any jurisdiction in which a Group Company operates its business.

1.
So far as the Sellers are aware, each Group Company has complied in all material respects with all applicable requirements (including notification requirements) of the Data Protection Legislation in respect of its business.

2.	No Group Company has received written notice in respect of any material infringement or alleged infringement of the Data Protection Legislation in respect of its business.

18.	Property

1.	The relevant Group Company has valid legal title and is beneficially entitled to the whole of each of the Properties and is in exclusive occupation of each Property free from all Encumbrances.

2.
Each Group Company has a permanent legal easement or, in the case of a Leasehold Property a legal easement for the term of the relevant lease, to all rights necessary for the current use and enjoyment of each of the Properties or Leasehold Properties as the case may be.

3.	There are no disputes affecting any of the Properties or Leasehold Properties which have had or may have a Material Adverse Effect on the Group Companies’ businesses.

19.	Employment

1.
Except as Disclosed, there are no terms and conditions in any contract with any senior employee pursuant to which such employee will be entitled to receive any payment or other benefit as a direct consequence of the transaction contemplated by this Agreement.

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2.
All salaries, wages, fees and other benefits of all employees of each Group Company have, to the extent due, been paid, discharged, accrued or recorded as per past practice, together with all related payments to third-party benefit providers or relevant Governmental Authorities.

3.	No dispute has arisen between any Group Company and a material number of its employees.

4.	The Sellers have disclosed a representative sample of the standard terms and conditions of employment on which employees of the Group Companies are employed.

20.	Information
The Sellers have collated the Data Room in good faith and the Sellers have not knowingly included any information in the Data Room which is untrue or knowingly omitted any matter the omission of which would make the contents of the Data Room materially misleading.

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SCHEDULE 6 | SELLERS’ LIMITATIONS ON LIABILITY

1.	Purchaser’s Knowledge

1.
If the Purchaser (or any member of the Purchaser’s Group or any of its respective Agents) becomes aware of a potential Warranty Claim (other than a Tax Warranty Claim to which the provisions of the Tax Deed shall apply) or Indemnity Claim, the Purchaser shall provide such information as is available to the Purchaser in reasonable details (including so far as practical as to quantum) by written notice to each of the Sellers as soon as practicable upon it so becoming aware and in any event within twenty (20) Business Days of such event. Failure to give notice within such period shall not affect the rights of the Purchaser under this Agreement.

2.
The Sellers shall not be liable in respect of a Warranty Claim if and to the extent that the facts, matters or circumstances giving rise to such Warranty Claim were actually known to Aaron Etingen, Valery Kisilevsky, Elad Rachevsky or Alona Ligay at the Execution Date.

2.	Disclosed Information

1.	The Data Room and the Disclosure Letter (together, the “Disclosed Information”) shall be deemed disclosed to the Purchaser.

2.	The Sellers shall not be liable in respect of a Warranty Claim to the extent that the facts, matters or circumstances giving rise to such Warranty Claim were Disclosed in the Disclosed Information.

3.	Limitations on Quantum

1.	Subject to paragraph (b) below, the liability of the Sellers in respect of any Claim (other than in respect of Fundamental Warranties) or Indemnity Claim:

(i)
shall not arise unless the amount of such Claim (other than a Tax Deed Claim) (and any connected Claims (other than connected Claims which are Tax Deed Claims)) when Substantiated exceeds USD 75,000 in which case the liability of the Sellers shall be the entire such amount and not merely the excess over USD 75,000; and

(ii)
shall not arise unless the amount of all Claims and Indemnity Claims for which they would be liable when Substantiated exceeds USD 1,200,000 in which case the liability of the Sellers shall be the entire such aggregate amount and not merely the excess over USD 1,200,000.

1.	The maximum aggregate liability of the Sellers in respect of all and any:

(iii)	Warranty Claims (other than in respect of Fundamental Warranties) and Indemnity Claims shall not exceed 30% of the Consideration;

(iv)	Warranty Claims (other than in respect of Fundamental Warranties), Indemnity Claims and Tax Deed Claims shall not exceed 60% of the Consideration; and

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(v)	Warranty Claims (including in respect of Fundamental Warranties), Indemnity Claims and Tax Deed Claims shall not exceed an amount equal to the Consideration.

1.
The relevant financial limits on liability set out in paragraphs (a) and (b) shall also be deemed to refer to and include (and limit liability in respect of) any similar warranty claims or indemnity claims arising under any other agreement in writing between any Seller and the Purchaser executed on the date hereof.

4.	Time Limits
None of the Sellers shall be liable in respect of any Claim or Indemnity Claim unless written notice setting out the nature of such Claim or Indemnity Claim is given by or on behalf of the Purchaser to the relevant Seller:

1.
prior to the expiry of seven (7) years and three (3) months from the Completion Date in relation to a Warranty Claim relating to Tax Warranties or any Tax Deed Claim (other than a Transfer Pricing Indemnity Claim, to which the provisions of Clause 3.3 of the Tax Deed shall apply); or

2.	prior to the expiry of the relevant statute of limitation period in relation to a Warranty Claim relating to Fundamental Warranties; or

3.	prior to the expiry of three (3) years from the Completion Date, in case of an Indemnity Claim; or

(i)	prior to the expiry of 18 months from the Completion Date, in case of a Warranty Claim not relating to Tax Warranties and/or Fundamental Warranties, provided that any such Claim or Indemnity Claim shall (if not previously satisfied, settled or withdrawn) be deemed to have been withdrawn and shall determine absolutely unless legal proceedings in respect of it have been commenced within seven (7) months of such written notice being given to each Seller, except that:

(ii)	in the case of a Claim based upon a contingent liability, the seven (7) month period shall commence on the date the relevant contingent liability becomes an actual liability and is due and payable;

(iii)
in the case of an Indemnity Claim based upon a contingent liability, the seven (7) month period shall commence on the earlier of: (A) the date the relevant contingent liability becomes an actual liability and is due and payable; and (B) in the case of an Indemnity Claim under Clause 10.7 (Post-Completion Undertakings), the date which is 23 months after such written notice was given to each Seller or, in the case of an Indemnity Claim under Clause 10.8 (Post-Completion Undertakings), seven (7) years from the Completion Date; and

(iv)
in the case of an actual liability that is notified pursuant to paragraph 1 (Purchaser’s Knowledge) but is dependent on a contingent liability becoming an actual liability and becoming due and payable in order for the threshold in paragraph 3 (Limitations on

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Quantum) to be exceeded, the seven (7) month period shall commence on the date when the contingent liability becomes an actual liability and is due and payable.

5.	Information
The Purchaser acknowledges that, other than the Warranties, no warranty has been made as to the accuracy or completeness of any of the information provided in relation to the Group Companies by the Sellers or the Group Companies or any of their respective Agents.

6.	Allowances, Provisions or Reserves
The Sellers shall not be liable for any Non-Tax Warranty Claim or Indemnity Claim to the extent that proper allowance, provision or reserve has been specifically made in the Accounts for the matter giving rise to such Claim or Indemnity Claim.

7.	Contingent Liability
The Sellers shall not be liable for any Claim or Indemnity Claim based upon a liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable, but this paragraph shall not operate to avoid a Claim or Indemnity Claim made in respect of a contingent liability within the time limit specified in paragraph 4 (Time Limits) above.

8.	Retrospective Legislation
The Sellers shall not be liable for any Non-Tax Warranty Claim or Indemnity Claim to the extent that the liability arises or is increased (only to the extent of the increase) as a result of any legislation not in force at Execution Date or a change in the interpretation of legislation on the basis of case law made after the Execution Date or any amendment to or the withdrawal of any practice previously published by any Taxation Authority, in either case occurring after the Execution Date.

9.	Voluntary Acts or Omissions
The Sellers shall not be liable for any Non-Tax Warranty Claim or Indemnity Claim arising or increased directly as a result of any voluntary act or omission of any member of the Purchaser’s Group (including, following Completion, each Group Company) after the Execution Date, which voluntary act was not in the ordinary course of business.

10.	Duty to Mitigate
The Purchaser shall, to the extent within its power, procure that all reasonable steps are taken to avoid or mitigate any loss or damage which it may suffer as a result of a breach by the Sellers of any Warranty or as a result of any fact, matter, event or circumstance likely to give rise to a Non-Tax Warranty Claim.

11.	Loss Otherwise Compensated
The Sellers shall not be liable for any Non-Tax Warranty Claim or Indemnity Claim if and to the extent that:

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1.	the Purchaser or any Group Company is entitled to make a claim under a policy of insurance or a claim is made under a policy of insurance pursuant to Clause 10.5 (Post-Completion Undertakings); and

2.
the Purchaser or any Group Company recovers or receives an amount in respect of such Claim or Indemnity Claim (less the amount of the Purchaser's or any Group Company's reasonable costs, charges and expenses incurred in recovering from the insurers) under or pursuant to such policy of insurance.

12.	Recovery from Third Parties

1.
Where the Purchaser is entitled to recover from any other Person an amount in respect of any matter relating to a Non-Tax Warranty Claim or Indemnity Claim, the Purchaser shall notify the relevant Seller in writing as soon as reasonably practicable and take all steps as the Sellers may reasonably require to enforce recovery of such amount, provided that:

(i)
the Purchaser shall not be required to take any steps that it reasonably considers may be materially damaging or materially prejudicial to it or any Group Company or any member of the Purchaser's Group;

(ii)	the Purchaser shall not be required to take any steps unless it is indemnified by the Sellers in respect of all reasonable costs and expenses it may incur thereby; and

(iii)
in respect of such Claim or Indemnity Claim, the time periods specified in the proviso to paragraph 4 (Time Limits) above shall be deemed suspended for the duration of the period when the Purchaser is taking any such steps.

1.
The Purchaser shall keep the Sellers informed of the progress of such recovery and shall provide copies of all relevant correspondence and documentation. Upon recovery of such amount the Purchaser shall:

(iv)	deduct the full amount so recovered (less any costs and expenses incurred by it pursuant to paragraph (a) above) (the “Recovered Amount”) from the Non-Tax Warranty Claim or Indemnity Claim; and

(v)	repay to the Sellers the lesser of: (A) any amounts previously paid by them to the Purchaser in respect of such Non-Tax Warranty Claim or Indemnity Claim; and (B) the Recovered Amount.

13.	No Double Recovery
Under any Claim or Claims or Indemnity Claim or Indemnity Claims or Transaction Tax Claim or Transaction Tax Claims, the Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity to the extent that the Purchaser has already recovered damages more than once in respect of the same loss or damage. For this purpose, recovery by any member of the Purchaser’s Group shall be deemed to be recovery by the Purchaser.

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14.	No consequential loss
Notwithstanding anything contained in this Agreement, the Sellers shall not be liable in relation to any Claim or Indemnity Claim for any indirect or consequential loss or damage.

15.	Tax Warranties
The provisions of Clauses 2, 5, 6, 8 and 9 of the Tax Deed shall apply to the Tax Warranties as if they were specifically set out in this Agreement.

16.	Fraud
Notwithstanding anything contained herein, the limits specified in this Schedule 6 shall not apply in respect of any Claim or Indemnity Claim or Transaction Tax Claim arising out of fraud or dishonesty or wilful concealment by any of the Sellers.

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SCHEDULE 7 | CONDUCT OF CLAIMS

1.
The provisions of this Schedule shall apply in the event that any claim is made or threatened by any third party against the Purchaser, any Group Company or their Agents (“Purchaser Party”), which may reasonably be considered likely to give rise to a Claim (other than a Tax Claim) or an Indemnity Claim, whether the subject matter of legal proceedings or arbitration (the “Third-Party Claim”). The Parties agree that the litigation matters set out in Schedule 11 are Third-Party Claims for the purposes of this Agreement.

2.	In the event of a Third-Party Claim, the Purchaser Party shall:

a.
as soon as reasonably practicable, and in any event within twenty (20) Business Days of the date on which the Purchaser Party becomes aware of the Third-Party Claim, give written notice of the Third-Party Claim to the Sellers, specifying in reasonable detail (so far as available to it) the nature of the Third-Party Claim;

b.
keep the Sellers informed of the progress of, and all material developments in relation to, the Third-Party Claim and provide the Sellers with copies of all material information and correspondence relating to such Claim or Indemnity Claim (other than any information or correspondence subject to legal professional privilege or its equivalent in any applicable jurisdiction);

c.
subject to any confidentiality requirements to which it may be subject, give (and procure that each member of the Purchaser Party’s group shall give) the Sellers and their professional advisers access at reasonable times (and on reasonable prior notice) to any relevant documents or records within its control, for the purposes of enabling the Sellers and their advisers to assess the Third-Party Claim, and enabling the Sellers to exercise their rights under this paragraph 2;

d.
take (and shall procure that each member of the Purchaser Party’s group shall take) such action as the Sellers may reasonably request in writing to avoid, dispute, resist, mitigate, compromise or defend the Third-Party Claim and to appeal against any judgment given in respect of it, provided that neither the Purchaser Party nor any member of its group shall be required to take any action (or omit to take any action) if, in the Purchaser Party's reasonable opinion, it would be materially harmful to the goodwill of the Purchaser Party or any member of its group to do so; and

e.
not (and shall procure that no other member of the Purchaser Party’s group shall) agree to any compromise or settlement, or make any admission of liability or payment in relation to a Third-Party Claim without the prior written consent of the Sellers (such consent not to be unreasonably withheld or delayed, or conditioned) unless, in the Purchaser Party's reasonable opinion, it would be materially harmful to the goodwill of the Purchaser Party or any member of its group not to do so.

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SCHEDULE 8 | PURCHASER’S GROUP WARRANTIES

1.	Incorporation and Authority of Purchaser and Purchaser’s Guarantor

a.
Each of the Purchaser and the Purchaser’s Guarantor is a company duly incorporated and validly existing under the laws of the Netherlands and has the necessary power and authority to enter into and perform this Agreement and the other Transaction Documents to which it is a party and all other documents executed by the Purchaser or the Purchaser’s Guarantor (as the case may be) which are to be delivered at Completion (together, the “Documents”).

b.
The execution, delivery and performance by the Purchaser and the Purchaser’s Guarantor of the Documents, to which it is a party, will not result in a breach of (a) any provision of the memorandum and articles of association or equivalent constitutional documents of the Purchaser or the Purchaser’s Guarantor, as the case may be; or (b) any order, judgment or decree of any court or Governmental Authority by which the Purchaser or the Purchaser’s Guarantor, as the case may be, is bound.

c.
Neither the Purchaser nor the Purchaser’s Guarantor is (and nor will either of them be) required to give any notice to or make any filing with or obtain any permit, consent, waiver or other authorisation from any Governmental Authority in connection with the execution, delivery and performance of the Documents, to which it is a party.

2.	Insolvency

a.
No administrator, receiver or administrative receiver has been appointed in respect of the whole or any part of the assets or undertaking of the Purchaser or the Purchaser’s Guarantor, as the case may be.

b.
No order has been made and no resolution has been passed for the winding‑up of the Purchaser or the Purchaser’s Guarantor, as the case may be, and, so far as the Purchaser or the Purchaser’s Guarantor, as the case may be, is aware, no petition has been presented for that purpose.

c.	Neither the Purchaser nor the Purchaser’s Guarantor is unable to pay its debts as they fall due and neither the Purchaser nor the Purchaser’s Guarantor has stopped paying its debts as they fall due.

d.	No voluntary arrangement, compromise or similar arrangement with creditors has been proposed, agreed or sanctioned in respect of the Purchaser or the Purchaser’s Guarantor.

3.	Available Funds
The Purchaser has immediately available cash resources, on an unconditional basis required to meet its obligations in full under this Agreement.

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SCHEDULE 9 | INSURANCES

Coverage summary
1	International Liability Program General Liability Employee Benefits Auto Liability Foreign Voluntary Workers Comp (Employer Responsibility) Executive Assistance Services Employers Liability
2	Umbrella Liability General Liability Auto Liability Employers Liability - Deductible Employers Liability - Retrospective Employee Benefits Liability Foreign DIC GL Foreign DIC EL Foreign DIC AL
3	Excess Liability
4	International Property
5	Terrorism
6	Employment Practices Liability
7	Fiduciary Liability
8	Commercial Crime Coverage Employee Theft Coverage Forgery Coverage Computer Crime Coverage Fraudulent Transfer Coverage
9	Professional Liability
10	Cyber Risk Coverage
11	Directors and Officers Coverage

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SCHEDULE 10| TRANSACTION TAX CLAIMS

1.	Responsibility

1.1.
Any Taxes payable in India under the Income Tax Act on income earned by the Relevant Seller pursuant to sale of Relevant Sale Shares shall be borne only by the Relevant Seller, without any recourse or liability to the Purchaser.

1.2.	At Completion, the Purchaser shall withhold an amount equal to USD 3,400,000 from the Relevant Consideration and pay the balance to the Sellers.

1.3.	If, following Completion, and before 31 May 2019 the Sellers provide to the Purchaser:

(a)
a computation of the capital gains earned on the sale of the Sale Shares 1B and the Sale Shares 3, respectively, and of the applicable withholding tax thereon under the Income Tax Act duly prepared by a Big Four Accounting Firm (the “Tax Computation”);

(b)
with respect to Seller 1 and Seller 2 only, a self-certified true copy of a current tax residency certificate issued by the relevant authority in their country of residence and Form 10F prescribed under rule 21AB of the (Indian) Income Tax Rules 1962, if required under Applicable Law; and

(c)
an opinion from a Big Four Accounting Firm confirming, with respect to the Sale Shares 1A and the Sale Shares 2 held by Seller 2, each Relevant Seller’s eligibility to claim the benefits of the Singapore DTAA or Netherlands DTAA (as applicable), and the Purchaser determines (acting reasonably) that it is satisfied that the Tax Computation and opinion are correct and accurate then the Purchaser shall:

(d)
in accordance with the Tax Computation and opinion, pay to the Indian Tax Authority the amount specified in such Tax Computation and opinion in respect of the Transaction Tax, as well as an amount of USD 6.87 in respect of Seller 3’s sale of Sale Shares 2; and

(e)
pay to the Sellers an amount equal to the difference (if any) between the amount withheld from the Relevant Consideration in accordance with Paragraph 1.2 above, and the amount paid to the Indian Tax Authority in accordance with Paragraph 1.3(d) above.

1.4.	Each of Seller 1, Seller 2 and Seller 3 shall by 31 May 2019 provide to the Purchaser a self-certified true copy of its permanent account number validly issued under the Income Tax Act.

1.5.
Subject to paragraph 1.6 below, to the extent that the tax residency certificate has not been provided in accordance with Paragraph 1.3 above or the Purchaser determines (acting reasonably) that it is not satisfied that the Tax Computation and opinion are correct or accurate, then the Purchaser shall be entitled to pay to the Indian Tax Authority the full amount withheld from the Consideration under paragraph 1.2 (or in the case of failure to provide a tax residency certificate only, the amount of tax attributable to the relevant Seller as disclosed by the Tax Computation and the opinion) in settlement of the Transaction Tax on the due date for such payment.

1.6.	Provided that the Sellers provide the Tax Computation and opinion pursuant to paragraph 1.3 above on or before 23 May 2019, if the Purchaser determines (acting reasonably) that it is not

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satisfied that the Tax Computation and opinion are correct or accurate, then the Purchaser shall provide full details explaining why it has made such a determination on or before 29 May 2019, and the Sellers and the Purchaser shall co-operate in good faith to provide the Tax Computation and opinion in a form that the Purchaser is satisfied (acting reasonably) is correct and accurate at least two (2) Business Days before the date the Purchaser would otherwise be required to account to the Indian Tax Authority for amounts withheld pursuant to paragraph 1.2 above. If, on such date, the Tax Computation and opinion are not in a form that the Purchaser is satisfied (acting reasonably) is correct and accurate, paragraph 1.5 shall apply.

2.	Transaction Tax
The Sellers, jointly and severally, covenant to pay the Purchaser an amount equal to, and shall indemnify and hold harmless the Purchaser from and against any Tax Losses suffered or incurred by the Purchaser, any Group Company or any member of the Purchaser’s Group which has any nexus with India (including holding any assets or having any operations in India), as a result of any Transaction Tax Proceeding or any Transaction Tax Claim arising pursuant thereto. The covenant shall not apply if and to the extent that a withholding in respect of the Transaction Tax has been made by the Purchaser under paragraph 1.2 above and not subsequently paid to a Seller under paragraph 1.3(d) above.

3.	Conduct of Transaction Tax Claims

3.1.
If any Tax Authority issues a notice (hereinafter, referred to as the “Tax Notice”) to the Purchaser, its directors, its employees or any Group Company or any member of the Purchaser’s Group (hereinafter individually referred to as “Indemnified Party” and collectively as “Indemnified Parties”) in connection with any Transaction Tax Proceedings and/or Transaction Tax Claim, then the Purchaser shall give notice of the same to the Relevant Seller in writing as soon as reasonably practicable and in any case involving an assessment with a time limit for appeal at least ten Business Days before the expiry of that time limit. Such notice shall include copies of, or the relevant extract of, any Tax Notice or other document received from the Tax Authority or any other Person in respect of any such Transaction Tax Proceeding and/or the Transaction Tax Claim.

3.2.
A failure to provide such notice in accordance with paragraph 3.1 above shall not be a condition precedent to the Relevant Seller’s liability under paragraph 2.1, except to the extent that the Relevant Seller is actually prejudiced thereby. For the avoidance of doubt, (a) any increase in Tax Losses and/or Transaction Tax Claim which is attributable to such failure; or (b) loss of any defence which would have been otherwise available to the Relevant Seller had the failure not occurred, is actual prejudice to the Relevant Seller.

3.3.
The Relevant Seller(s) shall on giving notice to the Indemnified Party(ies) at any time after receiving the notice referred to in paragraph 3.1, be entitled at their own expense to have conduct of all matters relating to the Transaction Tax Claim, including having the conduct of any appeal, dispute, compromise or defence of the Transaction Tax Claim and of any incidental negotiations relating thereto provided that the Relevant Seller does not take any step which reasonably may be considered to require it (or any Group Company or member of the Purchaser’s Group) to engage in fraudulent conduct, conduct involving dishonesty or the commission of, of participation in, any criminal offence.

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3.4.	The Indemnified Party(ies) at its own expense shall have the right to reasonably request information in respect of any such Transaction Tax Proceeding and/or Transaction Tax Claim.

3.5.
The Indemnified Party(ies) shall give any information and assistance to the Relevant Seller(s) which they may reasonably require to avoid, dispute, resist, appeal, compromise, defend, remedy, mitigate, or otherwise in connection with, a Transaction Tax Proceeding or a Transaction Tax Claim, as soon as reasonably practicable upon the request and at the expense of the Relevant Seller(s).

3.6.
The Relevant Seller(s) shall have the sole right to settle or otherwise compromise a Transaction Tax Claim without the prior written consent of the Indemnified Party, provided the terms of the judgment or proposed settlement has the effect of giving to Indemnified Party(ies) a full and unconditional release from its liability in respect of such Transaction Tax Claim under the relevant proceedings and provided that the terms of the judgement or proposed settlement would not materially prejudice the commercial position of the Purchaser or any Group Company.

3.7.
If the Relevant Seller(s) have not yet exercised their rights under paragraph 3.3 to have conduct of any Transaction Tax Proceeding or defend any Transaction Tax Claim, then the Indemnified Party(ies) shall have the right but not the obligation to assume control over any such Transaction Tax Proceeding and/or to defend such Transaction Tax Claim, provided that:

(a)
the Indemnified Party(ies) shall give the Relevant Seller(s) drafts of all communications it intends to make to the relevant Tax Authority in relation to the Transaction Tax Claim as soon as reasonably practicable before the communication is made, and shall reflect all reasonable comments that the Relevant Seller(s) shall make before making the communication, and shall as soon as reasonably practicable produce and provide the Relevant Seller(s) with copies of all communications with the relevant Tax Authority, including notes of telephone attendance and meetings with the relevant Tax Authority (which it shall take), where the communications and notes relate to the Transaction Tax Claim; and

(b)
the Indemnified Party(ies) shall not settle or otherwise compromise any Transaction Tax Claim without the prior written consent of the Relevant Seller(s) (such consent not to be unreasonably withheld or delayed), provided that if the Relevant Seller does not request the Purchaser to take any further or alternative action within 15 days of the date of the Purchaser having given notice to the Seller of its intention to settle or compromise such Tax Claim, the Purchaser shall be free to satisfy or settle the relevant Tax Claim on such terms as it may reasonably think fit.

4.	Payment of Transaction Tax Claim

4.1.
The Relevant Seller(s) shall, in conjunction with its rights under Paragraph 3.3 above, be entitled to request the Indemnified Parties to seek a stay, injunction or deferral of the payment of any amounts that are required to be paid by the Indemnified Party(ies) in relation to the Transaction Tax Claim.

4.2.
In the event that the Indemnified Party(ies)do not seek or are unable to obtain an order from the Tax Authority or Governmental Authority staying the payment of the Transaction Tax Claim at least fifteen (15) Business Days prior to the due date of payment thereunder, the Relevant Seller(s)

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shall ensure that it makes all payments for which the Indemnified Party(ies) is liable to pay in connection with the Transaction Tax Claim to the Indemnified Party(ies) at least ten (10) Business Days prior to the relevant due date in order to enable the Indemnified Party(ies) to make such payment by the relevant due date. Following receipt of the funds from the Relevant Seller(s), the Indemnified Party shall account to the relevant Tax Authority or Governmental Authority for the full amount of the funds received from the Relevant Seller(s) as soon as reasonably practicable and in any event no later than the due date to the relevant Tax Authority. The Indemnified Party(ies) shall notify the Relevant Seller(s) in writing and provide evidence of such payment within five (5) Business Days of such payment.

4.3.
Notwithstanding anything to the contrary contained in this Agreement, the Relevant Seller(s) may, at its sole discretion, directly pay the full amount due under a Transaction Tax Claim to the relevant Tax Authority on its own account, provided (i) it gives a written notice to the Indemnified Party of its intention to do so at least twelve (12) Business Days prior to the relevant due date for such amount; and (ii) it provides the Indemnified Party(ies) with evidence of such payment within three (3) Business Days of such payment being made.

4.4.
If the Relevant Seller(s) fails to make a payment in respect of a Transaction Tax Claim in accordance with paragraphs 4.2 or 4.3 above, then the Indemnified Party(ies) shall be entitled to pay the amount due under a Transaction Tax Claim to the relevant Tax Authority and shall notify the Relevant Seller(s) of the same in writing and provide evidence of such payment within three (3) Business Days of such payment being made. The Relevant Seller(s) shall as soon as reasonably practicable reimburse the Indemnified Party(ies), and in any event no later than seven (7) Business Days from the receipt of evidence of payment from the Indemnified Party(ies).

4.5.
Notwithstanding anything to the contrary contained in this Agreement, if, prior to the relevant due date, the Relevant Seller(s) obtains an interim relief from a Tax Authority or Governmental Authority to stay or extend the recovery of the Transaction Tax Claim (an “Injunctive Order”), then for such time as the Injunctive Order is in force, the Relevant Seller(s) shall not be obligated to pay to the Indemnified Party(ies) any amount in respect of such Transaction Tax Claim.

4.6.
The Relevant Seller agrees to pay to the Indemnified Party(ies) in cleared funds an amount equal to any costs and expenses which are reasonably and properly incurred by the Indemnified Party(ies) in taking such action and the Indemnified Party(ies) may send a written demand for payment of such costs and expenses once they have been incurred. For the purpose of this paragraph 4.6, "incurred" means the earlier of the date on which payment has been made in respect of those costs and expenses or the date on which an invoice has been received in respect of those costs or expenses by the Indemnified Party(ies).

5.	Refunds
In the event that any amount pursuant to a Transaction Tax Claim has been deposited with a Tax Authority and/or Governmental Authority as provided in paragraph 4 above or paid to the Indian Tax Authority pursuant to paragraph 1.5 above, and subsequently at any point in time, all or any proportion of such amounts (including interest thereon, if any) are actually refunded to the Indemnified Party (a “Refunded Amount”), the Indemnified Party hereby undertakes and agrees to remit to the Relevant Sellers, within five (5) Business Days from the date of receipt of the Refunded Amount, an amount equal to the lower of:

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(a)	the Refunded Amount less any Tax suffered by the Indemnified Parties thereon and less any reasonable costs properly incurred by the Indemnified Party; and

(b)
any amount withheld by the Purchaser pursuant to paragraph 1.2 above and not paid to the Relevant Seller pursuant to paragraph 1.5(d) above, plus any amount previously paid by the Relevant Seller(s) in respect of a Transaction Tax Claim, as the case may be, relating to the discharge of any Tax due under the Indian Tax Act, plus any interest attributable to such amounts (but less any Tax thereon).

6.	Sellers Tax Returns

6.1.
For the period 1 April 2019 to 31 March 2020, so far as a Seller is required to file any tax returns required by and in accordance with applicable law in India with respect to the sale by it of the Relevant Sale Shares, such tax return shall not take a position that is inconsistent with any Tax Computation (with respect to the Sale Shares 1B and Sale Shares 3) and/or opinion (with respect to the Sale Shares 1A and Sale Shares 2), in each case provided by the Sellers pursuant to paragraph 1.3 above, if and to the extent that the Purchaser has made a payment to the Sellers in accordance with such Tax Computation or opinion.

6.2.
Where the Purchaser deposits amounts with the Tax Authority in respect of amounts withheld from the Consideration pursuant to this Schedule 10, it shall do so in the manner and within the timelines prescribed under the Income Tax Act and issue a proof of such deposit to the Relevant Seller within five (5) days of making such deposit. The Purchaser shall file prescribed withholding tax return(s) and issue a withholding tax certificate in the prescribed manner to the Relevant Seller, and shall give the Relevant Seller such assistance as it may reasonably request so as to enable the Relevant Seller to claim a credit of the Taxes withheld by the Purchaser.

7.	Limitation on Liability

7.1.
Notwithstanding any other provision in this Agreement, with respect to any costs (other than the amount demanded under a Transaction Tax Claim as evidenced by a Tax Notice) which are expressed in this Schedule 10 to be borne by the Relevant Seller(s), including reasonable defence costs, the Relevant Seller(s) shall not be so liable to reimburse or indemnify the Indemnified Party(ies) such costs if the same are not verified and certified by a Big Four Accounting Firm (which for the avoidance of doubt will be at the cost of the Relevant Seller(s)) based on actual expenses incurred by the Indemnified Party.

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SCHEDULE 11| LITIGATION

1.	Claim brought in 2014 against Company 2 in the District Court by former employee Sumana Mazumdar in respect of alleged wrongful termination of employment.
2.

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Signed for and on behalf of LEI Singapore Holdings Pte Limited	/s/ Sean P. Mulcahy
Signed for and on behalf of Laureate I B.V.	/s/ Sean P. Mulcahy
Signed for and on behalf of Laureate International B.V.	/s/ Sean P. Mulcahy
Signed for and on behalf of Global University Systems India Bidco B.V.	/s/ Alona Ligay
Signed for and on behalf of Global University Systems Holding B.V.	/s/ Alona Ligay
Signed for and on behalf of Pearl Retail Solutions Private Limited	/s/ Sean P. Mulcahy
Signed for and on behalf of M-Power Energy India Private Limited	/s/ Sean P. Mulcahy
Signed for and on behalf of Data Ram Sons Private Limited	/s/ Sean P. Mulcahy